                                                                    EXHIBIT 99.3


                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                               GALVESTON DIVISION



- ----------------------------------------------
                                              )
BANK UNITED OF  TEXAS FSB,                    )
     a federal stock                          )
     savings bank,                            )    United States District Courts
          3200 Southwest Freeway              )      Southern District of Texas
          Suite 1600                          )              FILED
          Houston, Texas 77027,               )          August 3 - 1993
                                              )       Jesse E. Clark, Clerk
USAT HOLDINGS INC., a Delaware                )
     corporation,                             )
          520 Madison Avenue                  )      Civil Action
          10th Floor                          )      No. G-93--461
          New York, New York 10022,           )          JURY
                                              )
HYPERION HOLDINGS INC., a Delaware            )
     corporation,                             )
          520 Madison Avenue                  )
          10th Floor                          )
          New York, New York 10022,           )
          and                                 )
                                              )
HYPERION PARTNERS L.P., a  Delaware           )
     limited partnership,                     )
          520 Madison Avenue                  )
          10th Floor                          )
          New York, New York 10022,           )
                                              )
          Plaintiffs,                         )
                                              )
V.                                            )
                                              )
FEDERAL DEPOSIT INSURANCE CORPORATION, in its )
     own capacity, as successor to the        )
     Federal Savings and Loan Insurance       )
     Corporation, and as manager of the       )
     FSLIC Resolution Fund,                   )
          550 17th Street, N.W.               )
          Washington, D.C. 20429,             )
                                              )
                                              )

FSLIC RESOLUTION FUND                     )
         c/o Federal Deposit              )
         Insurance Corporation            )
         550 17th Street, N.W.            )
         Washington, D.C. 20429,          )
                                          )
RESOLUTION TRUST CORPORATION,             )
         801 17th Street, N.W.            )
         Washington, D.C. 20434,          )
                                          )
THRIFT DEPOSITOR PROTECTION               )
     OVERSIGHT BOARD,                     )
         1777 F Street, N.W.              )
         Washington, D.C. 20232, and      )
                                          )
DIRECTOR, OFFICE OF THRIFT                )
     SUPERVISION, in his own official     )
     capacity and as successor to the     )
     Federal Home Loan Bank Board,        )
         1700 G Street, N.W.              )
         Washington, D.C. 20552,          )
                                          )
         Defendants.                      )
                                          )
                                          )
                                          )
                                          )
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
                                   COMPLAINT

                               Table of Contents

                                                                    Paragraph                Page
                                                                    ---------                ----
THE NATURE OF THIS ACTION                                                   1                   6

PARTIES                                                                  2-10                   7

JURISDICTION AND VENUE                                                  11-12                  11

FACTS                                                                  13-152                  12

A.       FACTUAL BACKGROUND                                                                    12

         (1)     The Regulatory Response To The Thrift                  13-31                  12
                 Crisis

         (2)     The Southwest Plan                                     32-39                  22

         (3)     The FSLIC-Assisted Acquisition Of Old                  40-62                  29
                 United By Plaintiff United

         (4)     The Enactment Of FIRREA                                63-74                  43

B.       DEFENDANTS' ACTIONABLE CONDUCT                                75-152                  48

         (1)     Failure To Honor The Capital And                       79-84                  51
                 Accounting Forbearances In Setting
                 Standards For Determining Plaintiff
                 United's Capital Adequacy

         (2)     Failure To Adhere To The Subordinated                  85-90                  53
                 Debt Resolution So As To Count
                 Subordinated Debt As A Component Of
                 Plaintiff United's Regulatory Capital

         (3)     Arbitrary Downward Adjustment To The                   91-93                  56
                 Value Of Covered Assets

         (4)     Threatened Downward Adjustment To The                  94-99                  57
                 Amount Of Reimbursable Goodwill
                 Previously Determined In Accordance With
                 The Assistance Agreement





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

                                                                    Paragraph                Page
                                                                    ---------                ----
         (5)     Failure To Approve Requests For Asset                100-102                  60
                 Dispositions

         (6)     Failure To Pay Reimbursable Goodwill On              103-106                  61
                 A Quarterly Basis

         (7)     Failure To Pay Guaranteed Yield On The               107-113                  63
                 Full Book Value Of Loans That Became
                 Covered Assets During The Two Year Post-
                 Effective Date Period

         (8)     Failure To Treat Accrued But Uncollected             114-116                  66
                 Interest At The Effective Date As A
                 Covered Asset For Purposes Of Yield
                 Maintenance

         (9)     Failure To Pay Yield Maintenance On The              117-118                  68
                 Covered Asset Consisting Of The Interest
                 Accrued During The 90-Day Period Prior
                 To Coverage On One-To-Four Family
                 Residential Loans

         (10)    Threatened Refusal To Pay Guaranteed                 119-123                  69
                 Yield On Cash Balances In Covered
                 Subsidiaries

         (11)    Failure To Treat Federal Home Loan Bank              124-128                  72
                 of Dallas Stock As A Covered Asset

         (12)    Disputes Concerning The Scope And                    129-132                  73
                 Duration Of Tax Benefit Sharing

         (13)    Threatened Amendment Of The Receiver-                133-134                  75
                 ship Income Tax Returns For Old United

         (14)    Refusal To Approve Transfer Of Mortgage              135-138                  75
                 Servicing Rights

         (15)    Failure To Follow Quarterly Accounting               139-140                  76
                 With Respect To Liquidated Covered
                 Assets





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

                                                                    Paragraph                Page
                                                                    ---------                ----
         (16)    Failure To Pay Guaranteed Yield Due As A             141-143                  77
                 Result Of Old United's Book Value Errors

         (17)    Demands For Retroactive Effective Dates              144-145                  78
                 For Covered Asset Writedowns

         (18)    Additional Breaches Of And Disputes                  146                      78
                 Under The Assistance Agreement

         (19)    Repudiation Of Deductibility Of Tax Losses           147-150                  79
                 And Threatened Refusal To Make Contract
                 Payments In Lieu Thereof

         (20)    Unfounded Claims Regarding Warrants                  151-152                  80
                 Issued To The FSLIC

CLAIMS AND RELIEF REQUESTED

COUNT I          Forbearances And Subordinated Debt                   153-158                  81

                 --Declaratory Relief And Specific Performance, Or
                 --Equitable Modification Of Contract, Or
                 --Damages

COUNT II         Breaches Of And Disputes Under                       159-162                  86
                 The Assistance Agreement

                 --Declaratory Relief And Specific Performance, And
                 --Damages

COUNT III        Payments In Lieu Of Tax Benefits                     163-169                  90

                 --Declaratory Relief And Specific Performance, Or
                 --Equitable Modification Of Contract, Or
                 --Damages

COUNT IV         Warrants                                             170-171                  95

                 --Declaratory Relief





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
                                                                    Paragraph                Page
                                                                    ---------                ----
COUNT V          Taking                                               172-173                  96

              -- Injunctive Relief, Or
              -- Award Of Just Compensation

JURY DEMAND                                                               174                  98

                                     * * *
         For their Complaint against defendants Federal Deposit Insurance Corporation, FSLIC Resolution Fund, Resolution Trust Corporation, Thrift Depositor Protection Oversight Board, and Director of the Office of Thrift Supervision, plaintiffs Bank United of Texas FSB, USAT Holdings Inc., Hyperion Holdings Inc., and Hyperion Partners L.P. allege as follows:

                           THE NATURE OF THIS ACTION

         1. This action is made necessary by the persistent failure of agencies of the United States Government to honor their contractual obligations to plaintiffs. The obligations arise from plaintiffs' acquisition of a hopelessly insolvent savings and loan institution in 1988, an acquisition that relieved the Federal Savings and Loan Insurance Corporation ("FSLIC") of the staggering costs and burdens of taking over and managing or liquidating the institution. The FSLIC actively solicited buyers for the insolvent enterprise, and in the weeks preceding the acquisition plaintiffs and the FSLIC negotiated the terms of a complex and unique transaction. Among the terms hammered out among the parties were various forms of governmental assistance and protection necessary to make the acquisition economically and legally viable. Induced by the FSLIC's promises, which are embodied in elaborate agreements and resolutions, plaintiffs took on the failed institution's multiple problem million in new capital, and turned the institution around. Having received the benefit of plaintiffs' endeavors, defendants, the FSLIC's successors, have consistently failed to live up to their end of the bargain. Defendants have flatly reneged on several commitments that were central features of the transaction and have imposed or threatened to impose, through their control over the continuing payment of promised assistance, wholly unsupportable interpretations of the acquisition agreements in their favor. Plaintiffs are therefore seeking judicial relief.

                                    PARTIES

         2. Plaintiff Bank United of Texas FSB ("United") is a Federal stock savings bank chartered on December 30, 1988 by the Federal Home Loan Bank Board ("FHLBB") in conjunction with a thrift acquisition assisted by the FSLIC. On that day, United acquired from the FSLIC substantially all of the assets and assumed the deposit liabilities and certain tax liabilities of United Savings Association of Texas ("Old United"), an insolvent thrift institution in receivership. United's acquisition of Old United was solicited, approved, and assisted by the FSLIC and the FSLIC's operating head, the FHLBB, an independent agency of the United States. United's principal place of business is in Houston, Texas.

         3. Plaintiff Hyperion Partners L.P. ("Hyperion Partners") is a Delaware limited partnership formed in March 1988 and has its principal place of business in New York, New York. Hyperion Ventures L.P. (Delaware) is its sole general partner, and Hyperion Partners' limited partners include The Prudential Insurance Company of America, American Home Assurance Company, Ameritech Pension Trust, The Equitable Life Assurance Society of America, Houston Firemen's Relief and Retirement Fund, Westinghouse Electric Corporation,

Sun Life Insurance Company of America, and Masco Capital Corp. The business of Hyperion Partners is to seek investments and opportunities in the financial services, housing, and real estate industries and to assist in developing the businesses in which it acquires an interest. Hyperion Partners and certain of its limited partners and affiliates have invested over $221 million in United.

         4. Plaintiff Hyperion Holdings Inc. ("Hyperion Holdings") is a Delaware corporation incorporated on December 19, 1988 and has its principal place of business in New York, New York. Hyperion Holdings owns all of the voting stock of USAT Holdings Inc., which is the direct parent of United. Hyperion Holdings holds approximately 84 percent of USAT Holdings Inc.'s outstanding capital stock of all classes, with the remainder being held by The Equitable Life Insurance Society of the United States, Equitable Deal Flow Fund, L.P., Equitable Capital Partners (Retirement Fund), L.P., Equitable Capital Partners, L.P., Ameritech Pension Trust, and The Prudential Insurance Company of America.

         5. Plaintiff USAT Holdings Inc. ("USAT Holdings") is a Delaware corporation incorporated on December 19, 1988 and has its principal place of business in New York, New York. In addition to investing in United, USAT Holdings' acquired the businesses of three other failed thrift institutions through its 100% stock ownership of United Savings Association of the Southwest FSB ("United Southwest"), which was merged into United on September 30, 1991.

         6. Defendant Federal Deposit Insurance Corporation ("FDIC") is an agency of the United States established under the Federal Deposit Insurance Act. Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, Pub. L. No.101-73, 103 Stat. 183

(1989) ("FIRREA"), the FDIC is the successor to the deposit insurance activities formerly carried out with respect to thrift institutions by the FSLIC, which was abolished by Section 401 of FIRREA. See FIRREA Sections
201(a), 205, 401, 402, 103 Stat. 183, 187-88, 194-95, 354-60. The FDIC also succeeded the FSLIC as conservator or receiver with respect to any thrift the accounts of which were insured by the FSLIC prior to FIRREA and for which the FSLIC was appointed conservator or receiver prior to January 1, 1989. 12 U.S.C.A. Section 182la(5) (West Supp. 1993). The FDIC thus succeeded the FSLIC as receiver of Old United. In addition, the FDIC is the manager of the FSLIC Resolution Fund, which was established by Section 215 of FIRREA as the transferee of certain assets and liabilities of the FSLIC. See 103 Stat.183, 252-54. Following passage of FIRREA and in light of the FDIC's resulting role as manager of the FSLIC Resolution Fund, the FDIC's Division of FSLIC Operations assumed responsibility for administering the assistance and certain other of the agreements entered into between the FSLIC and acquirors of troubled thrifts. In January 1991, the administration of the assistance agreements was transferred to defendant Resolution Trust Corporation, along with personnel of the FDIC's Division of FSLIC Operations who at various times have been "transferred" or "seconded" to defendant Resolution Trust Corporation under provisions of FIRREA directing that the Resolution Trust Corporation was to "have no employees" (since amended to allow only a chief executive officer), but was to utilize FDIC personnel. In October 1992, the administration of the contractual agreements was reassigned to the Division of Resolutions within the FDIC. For purposes of this Complaint, the actions of various governmental personnel with respect to administering the assistance agreement are generally referred to as "defendant FDIC" even though liability may attach to defendant Resolution Trust Corporation, or defendant FDIC, or defendant Thrift Depositor Protection Oversight Board in light of the integrated nature of their operations.

         7. Defendant FSLIC Resolution Fund was established by Section 215 of FIRREA as the transferee of certain assets and liabilities of the FSLIC. See 103 Stat. 183, 252-254.

         8. Defendant Resolution Trust Corporation ("RTC") is an instrumentality of the United States established by Section 501(a) of FIRREA, 103 Stat. 183, 369. The RTC is an agency of the United States when acting in its corporate capacity. Id. FIRREA directed the RTC, among other things, to "review and analyze" certain agreements entered into by the FSLIC with respect to the acquisition of insolvent institutions, 103 Stat. 183, 373, and to "manage and resolve" troubled thrift cases for which a conservator or receiver is appointed between January 1, 1989 and August 9, 1992, 103 Stat. 183, 369, the latter date subsequently extended to September 30, 1993 by the Resolution Trust Corporation Refinancing, Restructuring, and Improvements Act of 1991 ("RTC Refinancing Act"), Pub. L. No. 102-233, 105 Stat. 1761-62 (1991).

         9. Defendant Thrift Depositor Protection Oversight Board ("Oversight Board") is an instrumentality and agency of the United States established as of February 1, 1992 by Title III of the RTC Refinancing Act (known as the Resolution Trust Corporation Thrift Depositor), Protection Reform Act of 1991 ("RTC Reform Act")). See RTC Financing Act Sections 301-318, 105 Stat. 1761, 1767-1773. This Oversight Board is the successor to the Resolution Trust Corporation Oversight Board established by Section 501(a) of FIRREA, 103 Stat. 183, 364. Under the RTC Reform Act, the Oversight Board oversees and is accountable for the RTC. In particular, the Oversight Board is by statute responsible for reviewing "overall strategies, policies and goals" established by the RTC, including the RTC's review of certain agreements entered into by the FSLIC with respect to the acquisition of insolvent institutions, as well as items the Oversight Board deems to involve substantial issues of public policy. 12 U.S.C.A. Section 1441a(a)(6) (West Supp.1993).

         10. Defendant Director of the Office of Thrift Supervision ("Director) is the head of the Office of Thrift Supervision ("OTS"), an office in the United States Department of the Treasury established by Section 301 of FIRREA. Under FIRREA, the Director is the successor to certain of the powers, rights and obligations of the FHLBB, which was abolished by Section 401(a) of FIRREA. See FIRREA, Sections 201(b), 301, 401(a), 103 Stat. 183, 188, 278-80,
354. In particular, the Director is responsible for administering the regulatory commitments made by the FHLBB as part of the terms and conditions of FSLIC-assisted acquisitions of troubled thrifts. Under FIRREA, the Director is charged with regulating and supervising all federally insured savings associations, functions formerly carried out by the FHLBB and the FSLIC.

                             JURISDICTION AND VENUE

         11. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. Sections 1331, 1361, and 1367; 5 U.S.C. Sections 702 and 706; and 12 U.S.C. Sections 1441a(a)(2), 1441a(a)(11), 1441a(b)(1)(B),
1441a(l)(1), 1462a(E)(1), 1464(d)(1)(A), 1819(a) Fourth, 1819(b)(2),
1821a(a)(1) and 1821a(a)(2)(A); and the Fifth Amendment to the United States Constitution. This Court is also respectfully referred to 12 U.S.C.A. Sections 1725(c)(4) and 1730(k)(1)(B) (repealed, but private rights thereunder preserved by FIRREA Section 401(f)(1) (appearing at 12 U.S.C.A. Section 1437 Note)). Declaratory judgment is proper under 28 U.S.C. Sections 2201 and 2202.

         12. Venue is proper in this district under 12 U.S.C. Sections 1464(d)(1) and 1819 and 28 U.S.C. Section 1391(e).

                                     FACTS

A.       FACTUAL BACKGROUND

         (1)     The Regulatory Response To The Thrift Crisis

         13. This case arises out of the response of Congress and the responsible federal agencies to the severe crisis in the savings and loan industry in the 1980s. The magnitude of insolvencies among federally-insured savings and loan associations and savings banks (hereafter collectively "thrifts") made it impossible for the FSLIC to simply close down the failed thrifts and pay off their depositors from FSLIC's deposit insurance fund. Moreover, the FSLIC was incapable of handling the enormous task of managing the assets of the large number of failed institutions. Under Congress' direction and close oversight, and with broad contracting authority conferred by statute, the FSLIC turned to private managers and investors to take on the burdens Congress and the FSLIC were unwilling or unable to shoulder. The result was a host of individually-negotiated commercial transactions between the FSLIC and private entities like plaintiffs, who could be induced to enter into what would otherwise be extremely unattractive investments only by strong, binding government commitments.

         14. The thrift industry crisis had its beginnings in the late 1970s and early 1980s. As a result of unprecedentedly high interest rates, a large number of thrifts suffered grave financial losses. The steep increase in interest rates pushed the thrift industry's cost of obtaining and retaining deposits significantly above the rate of return on the long-term, fixed-rate mortgages in thrifts' portfolios. The inevitable consequence was serious and increasing operating losses, which depleted thrifts' capital and threatened their viability.

         15. The deposit accounts of many of the troubled thrifts, including those chartered by State as well as Federal authority, were insured by the FSLIC. The potential collapse of numerous thrifts and the attendant drain on the FSLIC's insurance fund were therefore of great concern to the FSLIC and its supervising agency, the FHLBB. In March 1982, the chairman of the FHLBB advised a Congressional committee that the thrift industry was "undergoing a severe financial crisis" that "threaten[ed] the survival" of the industry.

         16. From its establishment in 1934 until the effective date of FIRREA in 1989, the FSLIC had authority under the National Housing Act, ch.
479, 48 Stat. 1246 (1934) ("National Housing Act"), to act as receiver or conservator of insolvent thrifts and to pay off their deposit obligations to the limits of the FSLIC's insurance coverage. See National Housing Act Section 406, 48 Stat. 1246, 1260. In 1935, the FSLIC's powers were expanded to permit it to act to prevent the insolvency of a troubled thrift by, in its discretion, making loans to, purchasing the assets of, or making contributions to the troubled institution. See Act of May 28, 1935, ch. 76, 49 Stat. 293, 299
(1935). In 1978, the FSLIC's assistance authority expanded still further. Specifically, Section 406(f) of the National Housing Act was amended to authorize the FSLIC to "facilitate" the merger or acquisition of a failing thrift, and to that end the FSLIC was empowered to "guarantee" the new owner "against loss by reason of its merging or consolidating with or assuming the liabilities and purchasing the assets of such insured institution in or in danger of default" (hereinafter referred to as "the FSLIC's guarantee-against-loss powers"). See Financial Institutions Regulatory and Interest Rate Control Act of 1978. Pub. L. No. 95-630, 92 Stat.

3641, 3647 (1978) ("FIRA"). Congress authorized the FSLIC to provide such guarantees "upon such terms and conditions as the Corporation [FSLIC] may determine," provided, with certain exceptions, that the cost of providing the guarantee against loss did not exceed the cost of liquidating the troubled institution.

         17. The breadth of the thrift industry's financial problems in the early 1980s rendered sole resort to receiverships or conservatorships, which could have become overwhelming in number, impracticable. Pursuing liquidation of the increasing number of troubled thrifts could have depleted the FSLIC's insurance fund. To avoid such administrative burdens and the exhaustion of its insurance fund, the FSLIC aggressively encouraged the managements of troubled thrifts to find healthy thrifts or other investors willing to acquire or merge with the troubled institutions, provide new capital, and turn the institutions around. Encouraging private investors to recapitalize the thrift industry saved the FSLIC billions of dollars by eliminating the need to immediately pay off insured depositors of failed thrifts. In many cases, however, the deteriorating financial condition of the troubled thrifts made a purely private rescue economically infeasible.

         18. As the thrift crisis of the early 1980s deepened, the FSLIC made use of its guarantee-against-loss powers to facilitate private sector acquisitions of an increasing number of troubled thrifts in order to reduce or avoid the burden and expense of receiverships/conservatorships and
liquidations.   Such acquisitions are called "assisted" acquisitions. However, it soon became apparent that the FSLIC insurance fund was insufficient to support the levels of cash and loan assistance that the FSLIC was committing to assisted





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
transactions. Indeed, the FSLIC itself projected that then-current levels of expenditures would deplete the insurance fund by April 1982.

         19. The FSLIC and the FHLBB were thus forced to develop ways to facilitate mergers that involved less expense to the government. One method relied primarily on the "purchase method" of accounting under generally accepted accounting principles ("GAAP"). Under the purchase method of accounting, the assets (for example, loans) and liabilities (for example, deposits) of the institution being acquired are "marked-to-market," that is, their book values are adjusted to reflect their fair market values at the time of acquisition. Then, to the extent that the acquisition cost (principally the liabilities assumed) exceeds the fair market value of the assets acquired, the acquiring institution records an intangible, nonearning asset of "goodwill" to be amortized on a straight-line basis over a period of up to forty years. The FSLIC permitted such goodwill to count as a component of regulatory capital for purposes of its regulatory capital requirements. This treatment enabled the FSLIC to avoid having to contribute a tangible asset to the transaction, such as cash, in order for the acquiror to emerge from the transaction with sufficient capital to meet regulatory requirements. The purchase method of accounting was required for supervisory acquisitions by the Financial Accounting Standards Board in Financial Accounting Standards Bulletin No. 72, issued in 1982.

         20. On October 15, 1982, the Garn-St Germain Depository Institutions Act of 1982, Pub. L. No. 97-320, 96 Stat. 1469 (1982) ("Garn-St Germain"), was enacted, partially in response to the thrift crisis. Garn-St Germain strengthened still further the FSLIC's guarantee-against-loss powers to "facilitate" mergers and acquisitions of troubled thrifts under Section 406(f) of the National Housing Act. The FSLIC was empowered to provide assistance to facilitate the merger or acquisition of an insured thrift when "severe financial conditions exist which threaten the stability of a significant number of insured institutions or of insured institutions possessing significant resources" and assistance would "lessen the risk to the Corporation. [FSLIC]." See Garn-St Germain, Section 122, 96 Stat. 1469, 1480-81 (originally codified with respect to the FSLIC at 12 U.S.C.A. Sections 1729(f)(1)(C) and 1729(f)(2)(B)(iii) (West
1989); the FDIC's similar ongoing powers are codified at 12 U.S.C.A. Sections 1823(c)(1)(C) and 1823(c)(2)(B)(iii) (West 1989)). Congress also reaffirmed in Garn-St Germain the FSLIC's authority "to enter into and enforce covenants and agreements that it determines to be necessary to protect its financial interests." See Garn-St Germain, Section 122, 96 Stat.1469, 1481 (originally codified with respect to FSLIC at 12 U.S.C.A. Section 1729(f)(4)(B) (West
1989); the FDIC's similar ongoing powers are codified at 12 U.S.C.A. Section 1823(c)(5) (West Supp.1993)).

         21. In Garn-St Germain, Congress also granted statutory authority (preempting any state restrictions) for "emergency thrift acquisitions" of an interstate or cross-industry nature (i.e., acquisitions of thrifts by bank holding companies or banks) by adding a new Section 408(m) to the National Housing Act, which transactions were also made eligible for Section 406(f) assistance. See Garn-St Germain, Section 123, 96 Stat. 1469, 1483 (originally codified with respect to the FSLIC at 12 U.S.C.A. Section 1730a(m) (West 1989); now codified with respect to the FDIC at 12 U.S.C.A. Section 1823(k) (West
1989 and Supp.1993) pursuant to FIRREA, Section 217, 103 Stat. 183, 258). The FSLIC was empowered to bring about such emergency thrift acquisitions "on such terms as the Corporation [FSLIC) shall provide" whenever certain severe financial conditions existed and the FSLIC determined that such an acquisition "would lessen the risk to the Corporation [FSLIC]." See Garn-St Germain,
Section 123, 96 Stat. 1469, 1483 (originally codified with respect to the FSLIC at 12 U.S.C.A. Section 1730a(m)(1)(A)(i)-(ii) (West
1989); now codified with respect to the FDIC at 12 U.S.C.A. Section 1823(k)(1)(A)(i)-(ii) (West 1989) pursuant to FIRREA, Section 217, 103
Stat. 183, 258). To consummate emergency thrift acquisitions, the FSLIC was expressly authorized to "solicit such offers or proposals as are practicable from any prospective purchasers" deemed "qualified and capable," was required to "give consideration to the need to minimize the cost of financial assistance," and was authorized to effectuate such acquisitions "on such terms as [FSLIC] shall provide." See Garn-St Germain, Section 123, 96 Stat. 1469, 1483-1484 (originally codified with respect to the FSLIC at 12 U.S.C.A.
Sections 1730a(m)(1)(A)(ii), 1730a(m)(2), 1730a(m)(3)(B) (West 1989); now
codified with respect to the FDIC at 12 U.S.C.A. Sections 1823(k)(1)(A)(ii) and 1823(k)(2) (West 1989), pursuant to FIRREA, Section 217, 103 Stat. 183, 258-259, with other provisions in the Federal Deposit Insurance Act now relating to the cost of financial assistance).

         22. Under Garn-St Germain, federally chartered thrifts were also given liberalized powers, including expanded powers to make commercial loans subject to a phase-in schedule. See Garn-St Germain, Section 325, 96 Stat. 1469, 1500 (now codified at 12 U.S.C.A. Section 1464(c)(2)(A) (West Supp.1993) pursuant to FIRREA, Section 301, 103 Stat. 183, 286). Previously required loan-to-value ratios for thrift residential real property loans were eliminated and federal associations were allowed to increase their nonresidential real estate lending from 20 percent to 40 percent of assets. See Garn-St Germain
Section 322, 96 Stat. 1469, 1499 (now codified at 12 U.S.C.A. Sections 1464(c)(1)(B) and 1464(c)(2)(B) (West Supp. 1993) pursuant to FIRREA, Section 301, 103 Stat. 183, 284, 286).

         23. As the decade progressed, major sectors of the thrift industry were facing a new threat, namely, widespread deterioration of asset quality (for example, increasing numbers of nonperforming commercial loans and other types of credit) such that the financial health of many thrifts was once again jeopardized. The FSLIC continued to address and resolve large numbers of problem thrifts, seventy-seven in 1982 and fifty-three in 1983, and the cases became increasingly more complex. The FSLIC insurance fund continued to be depleted at a rapid rate, even considering the cost-saving use of purchase method accounting for assisted acquisitions.

         24. In 1985, the FHLBB levied special insurance premiums on insured institutions totaling more than $1 billion. Even with that infusion, the insurance fund's reserves decreased more than $1 billion to $4.6 billion, following thirty-five problem thrift resolutions. Twenty-five of those cases involved assisted acquisitions.

         25. In 1986, the FSLIC insurance fund declined, by some reports, to a negative $6.3 billion. The thrift industry continued to deteriorate, with approximately one-fifth of all thrift institutions posting losses. The FSLIC resolved thirty-seven problem thrifts in 1986, including twenty-seven assisted acquisitions.

         26. The financial condition of the thrift industry and of the FSLIC insurance fund both continued to worsen in 1987. By the end of the year, the industry had reported an overall net loss of $6.8 billion. The reserves in the insurance fund had decreased to a negative $13.7 billion. Although Congress gave authority to the FSLIC to recapitalize the insurance fund through the sale of bonds in the Competitive Equality Banking Act of 1987, Pub. L. No.100-866, 101 Stat. 552 (1987) ("CEBA"), the fund still incurred operating losses in 1987 of $8.6 billion. The FSLIC resolved forty-eight problem thrifts, involving thirty-one assisted acquisitions. There remained 259 problem institutions in the FSLIC's case load, estimated to cost $17.4 billion to resolve. The General Accounting Office estimated that another 300 thrifts, holding assets of $88 billion, were insolvent under GAAP.

         27. In 1988, the FSLIC insurance fund suffered a net loss of $66 billion, and its deficit rose to $75 billion. Thrift industry losses rose to $13 billion as the FSLIC's problems continued to snowball. The FSLIC needed to close hundreds of insolvent thrifts that continued to lose money, but it could not afford the costs that would have resulted from such closings, that is, payments on deposit insurance and the high costs of managing and disposing of the troubled assets in such institutions. In the later words of defendant RTC, "the FSLIC was without the financial resources to efficiently absorb the losses and asset-carry needs it was facing. In short, it could not pursue a liquidation strategy where appropriate." RTC, Report to the Oversight Board of the Resolution Trust Corporation and The Congress on the 1988/89 Federal Savings and Loan Insurance Corporation Assistance Agreements, September 18, 1990, Vol. I (hereafter "RTC Report"), p. 3. The FSLIC's need to attract private capital to its thrift resolutions was acute. Therefore, the FSLIC increasingly sought, through use of Garn-St Germain and prior authority, including its guarantee-against-loss powers, to induce acquirors to invest private capital in troubled thrifts by offering acquisition terms and conditions that turned such thrifts into acceptable investments while minimizing the FSLIC's commitment of cash or other forms of tangible financial assistance.

         28. The regulatory forbearance was a principal type of acquisition term that the FSLIC used instead of tangible financial assistance to induce prospective acquirors to proceed with acquisitions that required substantial capital infusions and assumption of liabilities and troubled assets. In the context of assisted acquisitions of troubled thrifts, regulatory forbearances are bargained-for commitments governing the future regulatory treatment of the assets and liabilities of the failed institutions acquired by new institutions. At the time of acquisition, troubled thrifts are virtually always far out of compliance with federal regulatory standards, and forbearances allow acquirors a specified period of time to overcome regulatory problems inherited from the acquired institution. Such commitments can have a pivotal effect on the projected economics of a proposed acquisition, both by relaxing prevailing regulatory treatment that would otherwise make the acquisition financially unattractive, if not impossible, and by providing protection against post-acquisition changes in regulatory treatment that could make the acquisition unprofitable after the acquiror has invested in the troubled thrift. For those cases where the troubled thrift was state-chartered and operated under a state statute that was more liberal with respect to investments than the federal scheme, as was the case with Old United, regulatory forbearances were essential to allow the federally-chartered acquiror to receive assets from the troubled, state-chartered thrift that would otherwise be unlawful for a federally-chartered institution to hold.

         29. Typically, the regulatory problems for which forbearances were granted could have been resolved by a payment of additional monies from the FSLIC insurance fund, for example to raise capital to minimum standards or to cover expenses and losses on liquidating assets that a federally-chartered institution could not otherwise hold. Regulatory forbearances were, from the government's point of view, "non-cash" acquisition terms, because they avoided expenditures from the fund that otherwise would have been necessary to induce acquisitions of troubled thrifts by investors. Such forbearances, which were an integral part of the FSLIC's guarantee-against-loss powers, enabled the FSLIC to leave certain problems of troubled thrifts unresolved and thus to transfer to acquirors the burden of solving the problems over time under a forbearance regime. Although non-cash terms to the FSLIC, forbearances were of overwhelming financial importance to acquirors and had significant "cash" impacts on the acquirors' investment, permitting, for example, significantly greater leveraging of an acquiror's capital investment. The acquirors of these troubled thrifts were not only being asked to take on massive portfolios of troubled assets; they were also assuming all deposit liabilities of the failing institutions. Forbearances were therefore critical items in the negotiations between the FSLIC and prospective acquirors, as prospective acquirors sought to be "guaranteed" "against loss by reason of... merging or consolidating with or assuming the liabilities and purchasing the assets of such insured institution in or in danger of default." Garn-St Germain, Section 122, 96 Stat. 1469, 1480-1481 (originally codified with respect to the FSLIC at 12 U.S.C.A. Section 1729(f)(2)(A)(iii) (West 1989); the FDIC's similar ongoing powers are codified at 12 U.S.C.A. Section 1823(c)(2)(A)(iii) (West 1989)). Had the FSLIC not used forbearances, it would have had to use cash in order to induce prospective acquirors to commit to the transaction.

         30. Negotiations over regulatory forbearances became so prevalent that the FHLBB issued a policy statement in 1986 to guide the negotiators. FHLBB, Office of Examinations and Supervision, "Requests for Forbearances and Exceptions to Filing Requirements Regarding Supervisory Institutions," SP-37a, March 7, 1986, at 1. The policy statement acknowledged: "The basic purpose in granting forbearances is to give realistic incentives to potential acquirors of problem institutions." Id., p. 2.

         31. Congress was aware that the FSLIC was using forbearances as a tool to deal with the thrift crisis. For example, in passing CEBA, Congress directed the FHLBB to prescribe regulations providing that certain federally-chartered thrifts with a net worth of less than 0.5 percent may "be allowed to continue to operate and be eligible for capital forbearance" if certain conditions were met, while those with net worth of 0.5 percent or more may "be allowed to continue to operate and be eligible for capital forbearance" if certain other conditions were met. CEBA, Section 404, 101 Stat. 552, 609-611 (repealed by FIRREA, Section 301, 103 Stat. 183, 277-354). CEBA provided similar authority to the FSLIC for state-chartered thrifts. CEBA, Section 416, 101
Stat. 552, 611-613 (repealed by FIRREA, Section 407, 103 Stat. 183, 363). Furthermore, in CEBA Congress legislatively recognized and extended certain forbearances provided by the FSLIC to acquirors in emergency thrift acquisitions under Section 408(m) of the National Housing Act for a five-year period if certain conditions were met. CEBA, Section 414, 101 Stat. 552, 621-22 (originally codified at 12 U.S.C.A. Section 1730a(m)(1)(A)(iv) (West 1989) (repealed by FIRREA, Section 407, 103 Stat. 183, 363). It was the policy of the government of the United States, administratively and congressionally, to provide forbearances to the acquirors of thrifts in appropriate circumstances.

         (2)     The Southwest Plan

         32. In February 1988, the FHLBB, rather than using a liquidation strategy that it was without funds to support, approved the Southwest Plan, designed to save the depositors of troubled thrifts in the Southwest through inducing the infusion of new capital from private entities. The plan focused on the State of Texas, where almost one half of all thrift institutions were insolvent at the end of 1987. Special teams of government personnel were formed to

"market" groups of insolvent institutions to private investors through FSLIC-assisted mergers and acquisitions. The resulting acquisition documents reflect that both sides negotiated for protection against certain risks, the size and nature of which were not precisely ascertainable at the time.

         33. Southwest Plan transactions followed a general pattern, although each transaction was separately negotiated and unique. The FSLIC required acquirors to assume undesirable, high-cost deposit liabilities of troubled thrifts, such as brokered certificates of deposit, which were large deposits that thrifts had acquired through brokers in return for a high rate of interest. This compulsory assumption of high-cost deposit liabilities represented a policy decision of the FSLIC not to try to unwind such brokered transactions and high-yield certificate of deposit agreements; instead, brokerage firms and purchasers of high-yield certificates of deposit were protected, and acquirors were put under the burden of assuming such high-cost deposits.

         34. The FSLIC also typically executed a long-term promissory note to the acquiring institution to fill the insolvent thrift's capital "hole," the amount by which the thrift's liabilities exceeded the book value of its assets. While this note technically solved the matter of insolvency, it did not make the thrift healthy. There remained the problem of assets the book value of which was greatly impaired.

         35. In order to avoid the negative impact of dumping assets on the already fragile Texas/Southwest economy, and on the national economy, the FSLIC created incentives for acquirors to hold such assets and manage them. Acquirors were required to take all of the failed thrift's assets, irrespective of quality and whether performing or nonperforming. To address the problem created by such a mixture of good and bad assets, by agreement between the FSLIC and the acquiror the assets of the failed thrift were divided between "covered assets" and all other assets. In general, performing residential mortgage loans were not covered assets, although they were marked to their current market value. In most cases, the bulk of a failed thrift's assets were troubled assets, including low quality and nonperforming commercial loans, equity interests in real estate developments, and the like; in cases where the failed thrift had a state rather than a federal charter, some of the assets could not be legally held by the new federally chartered acquiring institution. Such troubled assets became covered assets. In accordance with an "assistance agreement" signed by the FSLIC and the acquiror, the acquiror was guaranteed a minimum yield on covered assets during the period they were held and was protected from capital loss on their disposition. The minimum yield was set high enough to give the acquiror income to cover funding costs (that is, the deposit or other liabilities assumed, usually high-yield and brokered certificates of deposit) as well as operating costs, including the management of the covered asset portfolio. Any gains achieved from the sale or other disposition of covered assets were shared between the FSLIC and the acquiror. In short, the acquiror had to take over the insolvent thrift's bad assets and assume the burden of managing and disposing of them.

         36. As part of the economic inducement for a potential acquiror to bid on a troubled thrift, the FHLBB and the FSLIC touted tax benefits available to the acquiring entity, stating in its formal offering circular entitled "Purchasing an Insolvent Savings Institution Through the Federal Savings and Loan Insurance Corporation (Revised, September 1988)":

                 "There are several potential federal income tax advantages to purchasing a troubled institution....  Depending on the
                 structuring of an offer, the tax effect may have substantial impact in covering the cost of the transaction to both FSLIC and the acquiror. The FSLIC prefers to share in the tax benefits with an acquiror as a way to assure a mutually acceptable assistance package."

Of the several tax benefits touted in the offering circular, one was "BUILT IN LOSSES," defined by the circular as follows:

                 "A built in loss is an 'Economic Loss' (i.e. a decline in the fair market value of an asset) which has occurred prior to the acquisition but has not yet been recognized for tax purposes. In a change in ownership to which Internal Revenue code section 382 applies, net unrealized built in losses are treated as if they were net operating loss carry forwards and are subject to the same limitations. Thus if an acquisition meets the terms of section 382(l)(5) in which the net operating losses carryover without limitation, then the net unrealized built in losses may also be recognized in future periods without limitation.... The amount of net unrealized built in losses is determined as follows:

                                  NET Unrealized Built In Loss =
                                      FAIR MARKET VALUE OF ASSETS -
                                      AGGREGATE ADJUSTED BASIS OF ASSETS."

In short, when the FSLIC sought out potential acquirors, it specifically invoked the deductibility for tax purposes of the difference between the tax basis and the fair market value resulting from the sale of troubled thrift assets acquired in an assisted transaction. The offering circular also touted the "TAX-FREE NATURE of FSLIC ASSISTANCE," stating:

                 "All FSLIC assistance payments, including FSLIC notes and the interest thereon, are tax exempt to domestic savings and loan institutions if made pursuant to section 406(f) of the National Housing Act. These payments are covered by Internal Revenue Code 597. Consequently, where the acquiror is in a tax paying position these payments may be made in a net of tax basis. (This provision is due to expire on 12/31/88.)"

In the FHLBB's and FSLIC's "Information and Instructions For the Preparation and Submission of Proposals For the Acquisition of One or More Savings Institutions in the Southwest," the tax benefits were explicitly set out as follows:


                 "10. In general, the Internal Revenue Code of 1986 presently contains three provisions that provide favorable Federal income tax consequences to a taxpayer that acquires a savings and loan institution in an FSLIC-assisted transaction. First, most FSLIC-assisted acquisitions will qualify as a tax-free reorganization under section 368(a)(1)(G) of the Code. Because of this the tax basis of the assets of the acquired institution will carry over to the acquiror and permit the acquiror to recognize a tax loss upon the disposition of an acquired asset which has a tax basis greater than its fair market value. Second, section 382 of the code generally will permit any net operating loss carryover of the acquired institution to be utilized by the acquiring institution to offset post-acquisition taxable income. Third, section 597 of the Code provides that FSLIC assistance payments received by a savings and loan institution are not includible in income and do not require a reduction in the basis of other assets. These consequences often occur under state income tax laws as well.

                 "11. These provisions have the effect of permitting an acquiring institution to realize tax benefits attributable to a particular item even though FSLIC assistance is received with respect to such item.
                          For example, if the acquiror receives coverage for capital losses incurred on the disposition of identified assets of the acquired institution, the acquiror is entitled to deduct such loss for federal income tax purposes, notwithstanding that it is reimbursed for the loss by the FSLIC, and that the FSLIC payment is tax free. Similarly, if payments are made by the FSLIC to an acquiror pursuant to a yield guarantee, such assistance need not be reported as taxable income by the acquiror.

                 "12 These provisions were intended to aid the FSLIC by reducing the amount of FSLIC assistance that should be required by an acquiring institution for a particular cost, expense or loss by the amount of the tax benefit obtained by the acquiring institution with respect to such cost, expense or loss. This reduction in required assistance can be realized by the FSLIC in one of two ways: (1) Assistance amounts to be paid by FSLIC to the acquiring institution can be reduced by the amount of the tax benefit available to the acquiring institution with respect to the item for which assistance is being paid. For example, if capital loss or undisclosed liability coverage is required, and the combined marginal federal and state income tax rate is 40%, FSLIC can pay 60% of any loss or liability incurred and the acquiring institution can recover the remaining 40% of the loss or liability through a deduction of the loss or liability on its tax returns. (2) Assistance amounts can be paid in full by FSLIC to the acquiring institution and the acquiring institution can return to FSLIC the allocable tax benefit when it is realized by the filing of income tax returns. Thus, under this method in the above example, FSLIC will pay 100% of the loss or liability and the acquiring institution will pay the tax benefit to FSLIC when the tax returns recognizing such benefit are filed. In taking account of tax benefits, FSLIC prefers to use method (1) but will consider method (2).

                 "13. Since most assisted acquisitions will quali[f]y as a tax-free reorganization under section 368(a)(1)(G) of the Internal Revenue Code, the net operating loss carryover of the acquired institution may be usable by the acquiring institution. FSLIC would expect the acquiring institution to agree to share any benefit received from the utilization of such loss carryover as it is realized. This is especially true in cases where assistance in the form of a contribution for negative net worth is requested.

                 "14. Proposals should state (a) the combined federal and state income tax rates which are applicable; (b) whether FSLIC assistance payments may be reduced by available tax benefits when paid by FSLIC (method (1) above), or whether FSLIC will be required to pay 100% of the assisted item and receive the tax savings when realized (method (2) above), and (c) the percentage of net operating loss carryover which will be returned to FSLIC when realized."

         37. Because the resulting thrift institution that would emerge from a Southwest Plan transaction typically had severe regulatory problems, acquirors were forced to negotiate for and obtain regulatory forbearances. These were necessary if the government was to "guarantee" the acquirors "against loss by reason of... assuming the liabilities and purchasing the assets of such insured institution...," 96 Stat. 1469, 1480-1481 (originally codified with respect to the FSLIC at 12 U.S.C.A. Section 1729(f)(2)(A)(iii) (West 1989); the FDIC's similar ongoing powers are codified at 12 U.S.C.A.
Section 1823(c)(2)(A)(iii) (West 1989)), and thereby minimize government expenditure and maximize the investment induced into the thrift industry from private sources. Each transaction incorporated its own unique set of forbearances, because the number and scope of forbearances on which the parties could agree were the subject of independent negotiations on each deal. As defendant RTC noted in its report to Congress, the regulatory forbearances, along with the promised tax benefits, were a form of "indirect" assistance to acquirors, and "[t]his indirect assistance was sometimes as important to the acquirors as direct FSLIC financial assistance." RTC Report, p. 38.

         38. During the time that the FSLIC was negotiating Southwest Plan transactions, defendant FDIC was facilitating the acquisition of troubled commercial banking institutions. Instead of issuing promissory notes, the FDIC frequently paid cash to cover a troubled bank's capital deficit or otherwise to relieve acquirors of certain liabilities, because the FDIC's insurance fund had not (at that time) become as stressed as the FSLIC's fund. It has been estimated that the FDIC in 1988 paid to the acquiror of the troubled bank subsidiaries of First Republic Bank Corporation, "two-thirds of the total amount of cash assistance provided by the FSLIC during the same time period for the 13 largest thrift transactions in the much-criticized

'mega-transactions' of the Southwest Plan." U.S. Representative Charles E. Schumer, Report on FDIC Bailouts of First Republic and MCORP Banks, January 1991, p.2 (emphasis in original). The FDIC also used a covered asset approach but referred to such assets as "pooled assets" and paid the acquiror's actual management costs plus certain incentive fees, instead of providing a minimum yield. Thus, the FDIC, like the FSLIC, resolved troubled institution cases by offering significant, bargained-for inducements to potential acquirors.

         39. In its 1990 Report to Congress, defendant RTC laid out categories of FSLIC-assisted acquisitions, including a category for the largest transactions, labelled "Mega Transactions." See RTC Report, p. 51. Defendant RTC reported that the size and the burdens of such transactions would "make it difficult for the acquiror to easily accept any major changes in the assistance terms." Id. The FSLIC-assisted acquisitions were premised on the proposition that the acquiring entity should be no worse off than if it had invested in the purchase of a normal, healthy thrift institution, with the acquiror taking the normal risks for the future based on a normal, healthy thrift's assets and liabilities and future operations, but with the government continuing to bear the abnormal risks from the covered assets, One of the "Mega Transactions" listed on page 56 of the RTC Report is plaintiffs' acquisition of Old United under the Southwest Plan.

                 (3) The FSLIC-Assisted Acquisition Of Old United by Plaintiff United

         40. Old United was a savings and loan association chartered by the State of Texas. Old United's accounts were insured by the FSLIC.

         41. On information and belief, beginning in the mid-1980s, if not earlier, Old United adopted and the FSLIC permitted an aggressive funding and investment philosophy. To obtain funds, Old United started to rely on expensive wholesale sources, such as negotiated-rate and brokered certificates of deposit, that obligated Old United to pay very high interest rates. Old United increased its use of such deposits from $48,932,352 at year-end 1984 to $1,184,009,931 at the end of the fourth quarter of 1988. In turn, Old United sought to cover such high-interest liabilities by investing in high-yield assets, such as junk bonds (book values totaling $494,277,565 at December 30, 1988), many of which had maturities corresponding to its high-yield certificates of deposit. Old United also invested in numerous high-risk activities permitted to a Texas chartered thrift, such as land development loans (10 percent of Old United's assets at September 30, 1988), equity investments in real estate projects (58 projects at December 30, 1988), equity security arbitrage activities, and service corporation activities. Old United also emphasized arbitrage of mortgaged-back securities ("MBS") over the traditional thrift function of making loans to home buyers. The book value of the MBS portfolio of Old United and its subsidiaries grew to over $2.1 billion by December 30, 1988.

         42. The foregoing activities, coupled with lending problems and other practices that resulted in a decrease in interest-earning assets and in large-scale delinquency and foreclosure problems, caused Old United to experience severe financial difficulties. It failed to maintain minimum capital standards as of September 30, 1987, and it reached a negative capital position under GAAP by June 30, 1988. Old United experienced net losses of $216.7 million for the first nine months of 1988. By the fall of 1988, it was insolvent. According to Old United's financial statements, its $4.4 billion in assets were exceeded by $4.7 billion in liabilities. Old United attempted, but failed, to attract private capital on its own.

         43. In late 1988, FSLIC officials involved in carrying out the Southwest Plan began to market a package of troubled thrifts that included Old United. Plaintiff Hyperion Partners, which had pursued earlier packages of troubled thrifts that the FSLIC had marketed under the Southwest Plan and otherwise and which had considered, but rejected, a direct investment in Old United, expressed interest. Later, the FSLIC split Old United from the rest of the package being marketed, thereby reducing the number of branches included in the proposed acquisition and making the acquisition much less attractive. Nevertheless, over the ensuing weeks Hyperion Partners engaged in intensive negotiations with various FSLIC and FHLBB representatives over the terms for acquiring Old United standing alone, including the amount of capital Hyperion Partners would contribute and the forms of direct and indirect assistance needed from the FSLIC and the FHLBB to make the acquisition acceptable to plaintiffs. The lead negotiator for the FSLIC until the final drafting of the documents was a senior official of the Federal Home Loan Bank of San Francisco, Michael Patriarca.

         44.     By the end of December 1988, the terms and conditions of the
highly complex transaction had been hammered out.   As detailed in the
succeeding paragraphs of this Complaint, plaintiff Hyperion Partners and its affiliates agreed to invest $90 million of equity in United and cause the issuance of $110 million in subordinated debt that would constitute new capital for regulatory purposes under the terms of the master agreement with the FSLIC and the FHLBB, evidenced by FHLBB Resolutions and six contractual documents listed in paragraphs 45 and 46 hereof. In the exercise of its guarantee-against-loss powers, the FSLIC executed a long-term promissory note for approximately $261,135,000, which was later adjusted upward to $309,543,826, agreed to covered asset treatment for certain assets acquired from Old

United, agreed (through the FHLBB) to numerous regulatory forbearances for United, and agreed to the sharing of tax benefits with United. The FSLIC determined that such a transaction with plaintiffs would cost the government over $100 million less than liquidating Old United.

         45. The transaction was structured to occur in one day, on December 30, 1988. In a series of resolutions, the FHLBB appointed the FSLIC receiver for Old United, chartered plaintiff United as a new federal stock savings bank, approved plaintiffs' acquisition and the written agreements and associated documents, including the specific regulatory forbearance regime to govern regulation of United as negotiated to induce the acquisition, and took certain related actions. FHLBB Resolutions Nos. 88-1534 through 88-1539 (December 30, 1988); No. 88-1535 reissued as No. 89-1384 on May 2, 1989 (the
"FHLBB Resolutions"). In the FHLBB Resolutions, the FHLBB specifically determined that (1) Old United was not a going concern and "could continue as a going concern only with financial assistance from the FSLIC"; (2) Old United "cannot be sold to an independent third party without financial assistance from the FSLIC"; (3) the proceeds of liquidating Old United "would be insufficient to satisfy the Association's [Old United's] secured and deposit liabilities, and subordinated claims of governmental units for unpaid taxes"; (4) plaintiffs' acquisition was "the most desirable alternative, consistent with Bank Board [FHLBB] and FSLIC policy, to the liquidation" of Old United and was "necessary to prevent the probable failure" of Old United; (5) plaintiffs' acquisition was "in the public interest and in the best interests of the Association [Old United], its savers, and the Corporation [FSLIC]"; and (6) the requirements of Sections 406(f) and 408(m) of the National Housing Act were satisfied.

         46. The contractual documents were executed, and the acquisition was closed, on the same day. There were six written agreements:

                 (a) an Acquisition Agreement between the FSLIC, as Receiver for Old United, and plaintiff United ("Acquisition Agreement");

                 (b) an Assistance Agreement among the FSLIC and all four plaintiffs ("Assistance Agreement");

                 (c) a Regulatory Capital Maintenance Agreement among the FSLIC and all four plaintiffs ("Regulatory Capital Agreement");

                 (d) an Agreement for Operating Policies between the FSLIC and plaintiff United ("Operating Agreement");

                 (e) a Warrant Agreement between the FSLIC and plaintiff United ("Warrant Agreement"); and

                 (f) a Forbearance Agreement, approved on December 30, 1988 and issued on February 15, 1989 (John F. Ghizzoni, Assistant Secretary of the FHLBB to Lewis S. Ranieri; "Forbearance Agreement").

         47. The Acquisition Agreement sets forth the terms of plaintiff United's acquisition of substantially all of Old United's assets from the FSLIC as receiver and plaintiff United's assumption of Old United's secured, deposit, and certain tax liabilities. The Acquisition Agreement is expressly conditioned upon execution of the Assistance Agreement.

         48. The Assistance Agreement sets forth the mutual, interdependent commitments of plaintiffs and the FSLIC respecting the acquisition. The provisions are elaborate. The principal ones are described below.

                 (a) A condition of the FSLIC's "obligations" under the Assistance Agreement was plaintiffs' investment of $90 million in cash in plaintiff United as equity and their commitment to cause the issuance of $110 million in subordinated debentures as additional regulatory capital for plaintiff United upon receipt of Old United's final audited financial statements. (Section 2(b)).

                 (b) A condition of plaintiffs' obligations was receipt of a "regulatory forbearance and waiver letter" from the FHLBB and certified copies of the FHLBB Resolutions. (Section 2(c)).

                 (c) The FSLIC promised to deliver a promissory note in the amount of Old United's capital deficit, estimated on December 30, 1988 to be approximately $261 million. (Section 6(a)).

                 (d) The Assistance Agreement defines the coverage of Covered Assets and sets forth provisions governing their management and disposition, the protections afforded to plaintiffs against capital loss on such assets, and the Guaranteed Yield on such assets. (e.g., Sections 12-14). Plaintiffs also acquired over $1 billion of assets from Old United that were not Covered Assets and hence were not protected by FSLIC assistance.

                 (e) The Assistance Agreement specifies certain tax benefit items to be shared with the FSLIC and requires United to pay a guaranteed minimum irrespective of United's savings from the specified items. (Section 9). Under Section 9(f), if tax deductions are subsequently disallowed, "an appropriate amount" shall be debited to Special Reserve Account I ("SRA I") to the benefit of plaintiff United.

                 (f) The Assistance Agreement's term is ten years, subject to termination on grounds specified in the Agreement, including the appointment of a receiver for plaintiff United. Unless specifically provided otherwise, the terms of the Agreement do not survive termination. None of the parties is permitted to terminate the Agreement unilaterally. (Section 24).

                 (g) "All the terms and provisions of this [Assistance] Agreement shall be binding upon and inure to the benefit of the parties and their respective transferees, successors, and assigns......" (Section 29).

                 (h) The parties committed themselves to continued cooperation under the Assistance Agreement (Section 31):

                 "It is the purpose of this agreement to provide a means by which the depositors of the ACQUIRED ASSOCIATION [Old United] may be protected against losses, the thrift and financing needs of the community in which the ACQUIRED ASSOCIATION's offices are located may be served, the ACQUIRING ASSOCIATION [plaintiff United] may receive the benefits and assume the risks contracted for, and expense to the CORPORATION [FSLIC) may be reduced. The parties therefore agree that they shall in good faith, and with their best efforts, cooperate with one another to carry out the purposes of this Agreement as described in this section."

         49. One part of the transaction that could not be precisely calculated at the time of acquisition concerned the amount of "Reimbursable
Goodwill."    Under the Assistance Agreement, the FSLIC agreed to reimburse
United, on an amortized basis, for the difference as of December 30, 1988 between (1) the fair market value of certain noncovered assets (such as performing one-to-four family residential mortgages) acquired from Old United and (2) the higher book value of the assets as shown on Old United's books as of that date. The total amount of such reimbursements constitutes Reimbursable Goodwill. The fair market value of United's assets, expressed as a percentage of their book value, is referred to as "the Mark," and the process of fair market valuation of the assets is referred to as a "mark-to-market." The higher the fair market value as a percentage of book value (i.e., the higher the Mark), the lower the Reimbursable Goodwill, and hence the lower the reimbursements due to United under the Assistance Agreement. Reimbursement for goodwill reflected in the mark-to-market valuation is made by debiting SRA I pursuant to Assistance Agreement Section 3(a)(13).

         50. The Warrant Agreement gives the FSLIC the opportunity to purchase up to 158,823 shares of plaintiff United's stock on or before December 29, 2004. The Warrant Agreement provided the FSLIC with the right to share in the success of plaintiff United without taking the risk of failure shouldered by plaintiffs.

         51. On December 30, 1988, the FHLBB also approved the issuance of the Forbearance Agreement that had been negotiated with plaintiffs. The regulatory commitments contained in the Forbearance Agreement are an integral part of the deal, as the other December 30, 1988 agreements demonstrate. For example, Recital D of the Assistance Agreement states:

                 "A condition of the obligation of the parties to consummate the Transaction (defined below [as the acquisition of Old United and related transactions]) is that the CORPORATION [FSLIC], the ACQUIRING ASSOCIATION [plaintiff United], and the ACQUIRERS [all four plaintiffs] enter into an agreement in the form of this Agreement, pursuant to which the CORPORATION will provide financial assistance and indemnification to the ACQUIRING ASSOCIATION and the ACQUIRERS, and that certain forbearances be granted in a separate forbearance letter."

This condition is set forth in Section 2(c)(1)(B) of the Assistance Agreement:

                 "The obligations of the ACQUIRING ASSOCIATION and the ACQUIRERS under this Agreement are conditioned upon the following:
                          "(1) The receipt by ACQUIRING ASSOCIATION of the
                 following:
                          . . .

                                  "(B)  A regulatory forbearance and waiver
                          letter from the Bank Board [FHLBB] with respect to the ACQUIRING ASSOCIATION acceptable to the sole shareholder of the ACQUIRING ASSOCIATION...."

Because the Forbearance Agreement is set forth in a separate document, to avoid any ambiguity the merger clause of the Assistance Agreement (Section 27(a)) provides:

                          "This Agreement and the other agreements entered into by the ACQUIRING ASSOCIATION pursuant hereto, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings of the parties in connection with it, excepting only the Acquisition Agreement and any resolutions or letters concerning the Transaction of this Agreement issued by the Bank Board or the CORPORATION in connection with the approval of the Transaction and this
                          Agreement...."

         52. The Forbearance Agreement contains fifteen separately numbered regulatory commitments. These government forbearance commitments related to past actions of the failed thrift that continued to impact the new institution. Of pertinence here to the subsequent actions of the FSLIC's successor agencies are the first forbearance (the "Capital Forbearance") and the seventh forbearance (the "Accounting Forbearance").

         53.     The Capital Forbearance provides:

                 "The FSLIC will forbear, for a period of ten years following the date of consummation of the acquisition ("Effective Date"), from exercising its authority to take action under
                 Section 563.13 of the Rules and Regulations for FSLIC Insured Institutions ("Insurance Regulations"), for any failure of the Resulting Institution to meet the regulatory capital requirements of Section 563.13 of the Insurance Regulations, or any successor regulation, arising solely from: (1)(a) operating losses on the assets of the Acquired Institution acquired on the Effective Date ("Acquired Assets") to the extent such operating losses are not covered by FSLIC assistance; (b) capital losses sustained by the Resulting Institution upon disposition of Acquired Assets, to the extent such capital losses are not covered by FSLIC assistance; (c) the assumption of the liabilities of the Acquired Institution as of the Effective Date; (d) any increase in the contingency component attributable to the assets of the Acquired Institution existing at the Effective Date; or (2) the Resulting Institution's assumption of the Acquired Institution's regulatory capital deficiency as of the Effective Date; provided that, the Resulting Institution maintains a ratio of regulatory capital to total liabilities at a level no less than the lesser of (1) 1.50% ("percentage floor") during the first eighteen months following the Effective Date, provided that this percentage floor shall increase to 2.0% immediately upon the inclusion of subordinated debentures as regulatory capital, and shall increase by.50% at the end of years two through ten, after which it shall be the fully phased-in regulatory capital level set forth in Section 563.13 of the Insurance Regulations, or any successor regulation ("Capital Plan"), or (2) the fully phased-in regulatory capital requirement set forth in Section 563.13 of the Insurance Regulations, or any successor regulation.

                 "The Resulting Institution shall be permitted to pay cash dividends on its outstanding common stock and to pre-pay subordinated indebtedness in an amount up to 50% percent of net income for a fiscal year, and any dividends and prepayments so permitted may be deferred and paid in a subsequent year, provided that the Resulting Institution's level of regulatory capital, following the payment of such dividends, is no less than the lesser of (1) its fully phased-in capital requirement as determined pursuant to
                 Section 563.13 of the Insurance Regulations, or any successor regulation, or (2) a level of regulatory capital to total liabilities equal to.50% above the Capital Plan levels set forth in the preceding paragraph."

This Capital Forbearance establishes a regulatory capital standard for plaintiff United that supersedes the then-existing regulations and "any successor regulation" for a period of ten years. Under the Capital Forbearance's standard, plaintiff United's compliance with regulatory capital requirements cannot suffer by reason of losses incurred on assets acquired from Old United which were not Covered Assets under the Assistance Agreement (capital loss protection was provided separately for Covered Assets under the Assistance Agreement) or by reason of Old United's capital deficiency.
Instead, the Capital Forbearance establishes specific ratios as to the minimum capital requirements applicable to plaintiff United for regulatory purposes, including the payment of dividends. Under these specific regulatory ratios, supervisory goodwill is not deducted from capital.

         54. The provisions of the Capital Forbearance are expressly incorporated into the Regulatory Capital Agreement. In addition, the Assistance Agreement explicitly establishes in Section 21 the overriding effect of the Capital Forbearance:

                 "Except as otherwise provided herein, any computations made for purposes of this Agreement shall be governed by generally accepted accounting principles as applied in the savings and loan industry, except that where such principles conflict with the terms of the Agreement, applicable regulations, or any resolution or action of the Bank Board approving or relating to the Transaction or to this Agreement, then this Agreement, such regulations, or such resolution or action shall govern. In the case of any ambiguity in the interpretation or construction of any provision of this Agreement, such ambiguity shall be resolved in a manner consistent with such regulations and the Bank Board's resolution or action relating to the Transaction or to this Agreement. If there is a conflict between such regulations and the Bank Board's resolution or action relating to the Transaction or to this Agreement, the Bank Board's resolution or action shall govern...."

         55. The Capital Forbearance also expressly contemplates that the $110 million of subordinated debt issued by plaintiff United will qualify as regulatory capital for the term of the Capital Forbearance. Separate confirmation of that regulatory qualification is contained in the FHLBB Resolution approving the acquisition:

                 "RESOLVED FURTHER, That any subordinated debt issued pursuant to the Application to Include Subordinated Debt as Regulatory Capital and the Capital Note Commitment Agreement to provide financing to New Federal [plaintiff United) that meets the requirements of 12 C.F.R. Section 563.8-1(d) (1988), as in force on December 31, 1988, up to $110.000,000 principal amount, shall be included in regulatory capital under 12 C.F.R. Section 561.13 or any successor regulations thereto."

FHLBB Resolution No. 88-1535P, December 30, 1988, pp. 39-40, reissued in FHLBB Resolution No. 89-1384, May 2, 1989, p. 37 (hereafter "Subordinated Debt Resolution"). Under Section 21 of the Assistance Agreement, the Subordinated Debt Resolution, as well as the Forbearance Agreement, constitute part of the consideration plaintiffs bargained for in the Assistance Agreement.

         56. The Capital Forbearance's protection of United from adverse action under regulatory capital requirements by reason of Old United's capital deficit is supplemented by the Accounting Forbearance, which provides in pertinent part:

                 "The acquisition of the Acquired Institution and related transactions will be accounted for in accordance with generally accepted accounting principles ("GAAP"), except that for regulatory accounting purposes, the following shall apply:

                          "A. For purposes of reporting to the Board, the value of any unidentifiable intangible assets resulting from accounting for the acquisition of the Acquired Institution, in accordance with the purchase method, may be amortized by the Resulting Institution over a period not to exceed twenty five years by the straight line method."

The Accounting Forbearance, in prescribing a twenty-five year period over which supervisory goodwill is amortized from the books of United, determines the amount of supervisory goodwill that United can count as regulatory capital for purposes of determining compliance with its specific regulatory ratios.

         57. Neither the Capital Forbearance nor the Accounting Forbearance permits any party to rescind the forbearance unilaterally for any reason.

         58. The Assistance Agreement between the FSLIC and plaintiffs expressly contemplated that the transaction would entail significant income tax benefits and defined the specific tax benefit items to be shared with the FSLIC, requiring United to credit the FSLIC with "one-third (1/3) of the sum of the Federal Net Tax Benefits (as defined and calculated in accordance with Section 9(b)) and the State Net Tax Benefits (as defined and calculated in accordance with Section 9(c))... if any, realized by the Acquiring Association. In no event is United to credit the FSLIC with less than the following guaranteed amounts of tax benefits:


                   "Fiscal Year              Guaranteed Amount
                   ------------              -----------------
                        1                         500,000
                        2                       1,000,000
                        3                       1,700,000
                        4                       2,800,000
                        5                       4,000,000."

         59. The Acquisition Agreement, the Assistance Agreement, the Regulatory Capital Agreement, the Operating Agreement, the Warrant Agreement, the FHLBB Resolutions, and the Forbearance Agreement are all valid, statutorily-authorized acts of the FSLIC and the FHLBB and are all binding on the FSLIC, the FHLBB and their successors, including defendants. The FSLIC and the FHLBB had no right unilaterally to rescind, modify, or fail to perform the Capital Forbearance, the Accounting Forbearance, the Subordinated Debt Resolution, or the other agreements, and the FSLIC's and the FHLBB's successors also have no such right.

         60. At the time of the acquisition, Old United had only 19 retail branches, located principally in the Houston area, with approximately $3.3 billion in deposits, much of which consisted of brokered or other non-customer certificates of deposit. Old United had a small retail franchise and limited loan origination capacity. Of approximately $5 billion in total assets acquired from Old United, Covered Assets accounted for $3.4 billion, or a full 67 percent. Since the acquisition, plaintiff United has grown to 62 retail branches concentrated in the Houston and Dallas/Fort Worth metropolitan areas. United's employment has grown from about 600 to in excess of 3,000 full-time employees. United has become a significant originator of home mortgage loans, both in Texas and elsewhere across the United States, with total 1992 home mortgage originations in excess of $6.7 billion. United has established a strong base of retail deposits, and it has reduced Covered Assets by over 85 percent. Covered Assets now amount to less than seven percent of total assets. United is now one of the largest independent providers of financial services headquartered in Texas, with total assets in excess of $8 billion. United has been the most active participant in the Affordable Housing Program of the Federal Home Loan Bank's Dallas District, which includes the States of Texas, Louisiana, Arkansas, Mississippi, and New Mexico. United has assiduously pursued its stated purpose of serving the communities in which its operations are located with traditional savings and mortgage loan products, as evidenced by its recent "Outstanding" rating by the OTS with respect to the Community Reinvestment Act.

         61. Plaintiffs have restructured and revitalized the operation they acquired, returning to traditional home financing in the troubled and uncertain Houston market and making sharp reductions in the exotic, high-risk investments that the FSLIC had required United to take from Old United. As a result of additional capital, the income plaintiff United earned and retained, and the significant reductions of the institution's assets and liabilities, plaintiff United's capital ratios are high.

         62. Since the acquisition, United has reduced its inherited portfolio of high risk investments. It has managed Covered Assets for the government prudently and in compliance with the terms of the Assistance Agreement, and has disposed of many such assets at values exceeding government estimates. Its operations have been stable, and United at no time has posed any danger to the FSLIC, defendants, or taxpayers. Plaintiffs have diligently and timely performed all of their obligations to defendants.

                 (4)  The Enactment Of FIRREA

         63. In February 1989, during the opening weeks of the Bush Administration, the President announced a plan for addressing the ongoing thrift crisis. Shortly thereafter, legislation was introduced in Congress that ultimately became FIRREA, enacted on August 9, 1989.

         64. FIRREA effected significant changes in the administration of the thrift regulatory scheme. Central to these changes were the abolition of the FSLIC and the FHLBB and the establishment of (1) defendant FSLIC Resolution Fund (managed by defendant FDIC) as the successor to the FSLIC's assets and liabilities, (2) defendant Director as the successor to the FHLBB, (3) defendant RTC to continue to carry out for an interim period the resolution of troubled thrifts with such powers then reverting to the FDIC, and (4) defendant Oversight Board's predecessor to oversee and be responsible for the RTC. Defendant FDIC also assumed the FSLIC's deposit insurance function with respect to thrifts and its receivership roles with respect to certain thrifts, such as its receivership role for Old United.

         65. Following the enactment of FIRREA, plaintiffs no longer dealt with the FSLIC and the FHLBB, which had ceased to exist. Instead, on matters pertaining to the Assistance

Agreement, plaintiffs began to deal with the Division of FSLIC Operations of defendant FDIC, and on matters pertaining to the Forbearance Agreement, plaintiffs began to deal with defendant Director. Defendant FSLIC Resolution Fund succeeded to the FSLIC's obligations under the Assistance Agreement, including the Subordinated Debt Resolution and the Forbearance Agreement.

         66. FIRREA originally provided that "unless the Oversight Board exercises its authority under subsection (m) of this section, the [RTC] Corporation itself shall have no employees." FIRREA, Section 501(a), 103 Stat. 183, 371. Instead, FIRREA provided that the FDIC was to serve as exclusive manager and "perform all responsibilities of the [RTC] unless removed pursuant to subsection (m) of this section." FIRREA, Section 501(a), 103 Stat. 369. No such exercise of authority by the Oversight Board and removal of the FDIC pursuant to subsection (m) ever occurred. Defendant FDIC thus supplied and continues to supply personnel to perform the functions of defendant RTC, which now has one employee, to wit, a Chief Executive Officer, pursuant to changes in the law pursuant to the RTC Financing Act.

         67. From August 9, 1989 through January 15, 1991, personnel of the Division of FSLIC Operations of defendant FDIC carried out the responsibilities of the FDIC as manager of the FSLIC Resolution Fund, the assets and liabilities of which include the Assistance Agreement, including the Subordinated Debt Resolution and the Forbearance Agreement. On January 16, 1991, defendants FDIC and RTC agreed to reassign to the RTC the FDIC's Division of FSLIC Operations, with the defendants' stated purpose being "to better position the RTC to restructure FSLIC cases" pursuant to the renegotiation authority of FIRREA
Section 501(a). Defendant RTC, by resolution bearing Seal No. 0002957, dated February 5, 1991, authorized implementation of a five-step plan to restructure the 1988 deals and specifically authorized the

                 "employees of Division of FSLIC Operations by then assigned to the RTC to continue to operate under the FDIC's delegations of authority to the employees of Division of FSLIC Operations except that (1) the authorities previously delegated to the FDIC Committee on Liquidations, Loans and Purchases of Assets to approve any recommendation of Division of FSLIC Operations were delegated instead to the RTC Senior Committee on Management and Disposition of Assets ("RTC Senior Committee"), and (2) the authorities previously delegated to the Division of FSLIC Operations Direction (or designee) were delegated instead to the RTC Deputy Executive Director for Resolutions and Operations, FSLIC Operations, and Capital Markets (or designee)."

Defendant FDIC by resolution adopted September 24, 1991, specifically "adopts and ratifies RTC Board Resolution bearing Seal No. 002957, dated February 5, 1991, insofar as that Resolution concerns management of the FSLIC Resolution Fund, and establishes the RTC Senior Committee as a special committee of the FDIC for these purposes." The same FDIC resolution went on to state that the "FDIC adopts and ratifies any other previous action of the RTC Board pertaining to management of the FSLIC Resolution Fund." Finally, that same FDIC resolution went on to state that

                 "the Board of Directors of the FDIC delegates authority to the Deputy Executive Director, RTC, the Associate Director, Division of FSLIC Operations (or the designee of either of them), with the concurrence of the FDIC General Counsel (or designee) or the RTC General Counsel (or designee), to execute, on behalf of the FDIC as manager of the FSLIC Resolution Fund, any termination agreement, contract modification, or other renegotiation document relating to the FSLIC Cases negotiated and approved by the RTC pursuant to its statutory authority."

Further resolutions of defendants RTC and FDIC may also exist pertaining to the transfer, delegation and mixing of authority and functions that statutorily are separate.

         68. According to a Press Release of defendant FDIC dated October 28, 1992, and by a letter of defendant FDIC to plaintiff United dated October 28, 1992, defendants RTC and FDIC re-assigned to the FDIC's Division of Resolutions the responsibility for the assistance agreements, effective October 18, 1992.

         69. FIRREA contains numerous provisions to assure continuity with respect to the treatment of thrift institutions, as reflected in paragraphs 70 through 74 below.

         70. Section 401(f) of FIRREA provides that the abolition of the FSLIC "shall not affect the validity of any right, duty, or obligation of the United States, the Federal Savings and Loan Insurance Corporation, or any other person" arising under Title IV of the National Housing Act. FIRREA, Section 401
(f), 103 Stat. 183, 356.

         71.     Section 401(g) of FIRREA provides as follows:

                 "(g) SAVINGS PROVISIONS RELATING TO FHLBB. -
                            (1)   EXISTING RIGHTS, DUTIES, AND OBLIGATIONS
                          NOT AFFECTED. -
                          Subsection (a) shall not affect the validity of any right, duty, or obligation of the United States, the Federal Home Loan Bank Board, or any other person, which -
                                    (A) arises under or pursuant to the Federal
                                  Home Loan Bank Act, the Home Owners' Loan
                                  Act of 1933, or any other provision of law applicable with respect to such Board (other than title IV of the National Housing Act); and
                                    (B) existed on the day before the date of
                                  the enactment of this Act.
                            (2)   CONTINUATION OF SUITS. -
                                    (A)    IN GENERAL - No action or other
                                  proceeding commenced by or against the
                                  Federal Home Loan Bank Board, or any Federal home loan bank with respect to any function of the Board which was delegated to employees of such bank, shall abate by reason of the enactment of this Act, except that the appropriate successor to the interests of such Board shall be substituted for the Board or the Federal home loan bank as a party to any such action or proceeding."

FIRREA, Section 401(g), 103 Stat. 183, 356-357.

         72.     Section 401(h) of FIRREA provides as follows:

                 "(h) CONTINUATION OF ORDERS, RESOLUTIONS, DETERMINATIONS, AND REGULATIONS. - Subject to section 402, all orders, resolutions, determinations, and regulations, which -
                            (1)   have been issued, made, prescribed, or
                          allowed to become effective by the Federal Savings and Loan Insurance Corporation or the Federal Home Loan Bank Board (including orders, resolutions, determinations, and regulations which relate to the conduct of conservatorships and receiverships), or by a court of competent jurisdiction, in the performance of functions which are transferred by this Act; and
                            (2)   are in effect on the date this Act takes
                          effect, shall continue in effect according to the
                          terms of such orders, resolutions, determinations, and regulations and shall be enforceable by or against the Director of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Federal Housing Finance Board, or the Resolution Trust Corporation, as the case may be, until modified, terminated, set aside, or superseded in accordance with applicable law by the Director of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Federal Housing Finance Board, or the Resolution Trust Corporation, as the case may be, by any court of competent jurisdiction, or by operation of law."

FIRREA, Section 401(h), 103 Stat. 183, 357.

         73. Section 215 of FIRREA added a new Section 11A to the Federal Deposit Insurance Act, providing for the establishment of a new fund, the FSLIC Resolution Fund, to which the assets and liabilities of the FSLIC were transferred. FIRREA, Section 215, 103 Stat. 183, 253-254 (current version at 12 U.S.C.A. Section 1821a (West Supp. 1993)). This provision was amended in 1991 to make clear that effective August 10, 1989, defendant FDIC succeeded the FSLIC as conservator or receiver of depository institutions such as Old United, and that when acting as conservator or receiver with respect to any such institution, the FDIC "shall have all rights and powers that the FDIC otherwise has as a conservator or receiver under this chapter," such "chapter" including the guarantee-against-loss provisions of Section 13 of the Federal Deposit Insurance Act. See Federal Deposit Insurance Corporation Improvements Act of 1991, Pub. L. No.102-242, 105 Stat. 2236, 2285-2286; 12 U.S.C.A. Section
1821a(4). The conservatorship
         and receivership powers in the Federal Deposit Insurance Act include not only enumerated express powers, but also incidental powers and "any other power conferred on or any duty (which is related to the exercise of such power) imposed on a conservator or receiver for any Federal depository institution under any other provision of law." 12 U.S.C.A. Sections 1821(d)(2)(A) - (I), 1821(d)(2)(J), and
         1821(c)(2)(B) (West Supp. 1993).

         74. In enacting FIRREA Congress preserved fully the guarantee-against-loss powers. Before FIRREA, the FDIC had guarantee-against-loss powers with respect to insured banks that were equivalent to the FSLIC's guarantee-against-loss powers with respect to thrifts. Garn-St Germain, Section 111, 96 Stat. 1469-70. After FIRREA, the FDIC continued to have the same powers, but with respect to "insured depository institutions," that is, both banks and thrifts. 12 U.S.C.A. Section 1823(c)(2)(A)(iii)-(iv) (West 1989).

B.       DEFENDANTS' ACTIONABLE CONDUCT

         75. FIRREA, enacted only eight months after plaintiffs acquired Old United from the FSLIC, marked a turning point for plaintiffs. What had been a carefully negotiated and cooperative effort among the plaintiffs, the FSLIC, and the FHLBB to establish, on an economically sound basis, a revived thrift institution in Texas became a constant struggle, as the successors to the FSLIC and FHLBB persistently undermined and reneged on promises that were the foundation of plaintiffs' plans and investment. While, plaintiffs were being held strictly to their undertakings, the specific regulatory and tax-benefit commitments made to plaintiffs abruptly fell by the wayside, without any offer to provide compensating adjustments. Plaintiffs' new contracting parties dropped any pretense of a cooperative pursuit of the original purposes of the transaction and turned instead to an uncooperative pursuit of their own advantage at plaintiffs' expense. Plaintiffs thus found themselves locked in a contractual relationship, stripped of the incentives that induced their agreement, with new parties willing to disregard their contractual obligations and possessing the power of the "purse string" over the terms of promised continuing assistance.

         76. Defendants' relentless pursuit of their own advantage to plaintiffs' detriment has been manifested in many ways. Where a strained interpretation of the language of the Assistance Agreement, taken out of context and divorced from the purposes of the transaction, has been seen to benefit defendants, such an interpretation has been insisted upon or even unilaterally imposed. Where it has been to defendants' advantage to delay needed approvals, approvals have been delayed. Where an approval previously granted has proved inconvenient to defendants, the prior approval has been disregarded. Where defendants have found themselves competing with United in attempting to dispose of thrift assets, United's requests to follow the same efficient disposition techniques as have been adopted by defendants have been denied. When it appeared that allowing the Assistance Agreement to be administered by defendant RTC would create maximum leverage against plaintiffs, given the RTC's statutory mandate to renegotiate aggressively to the government's advantage, defendant RTC was assigned that responsibility. When defendants discovered they could undercut plaintiffs' income tax position and enhance their own by amending the years-old tax returns of Old United in receivership, defendants threatened to amend the returns and reap the benefits under the Assistance Agreement. In the course of dealing with United about the numerous problems caused by defendants' uncooperative attitude, no tactic has seemed beyond the pale for defendants, including take-it-or-sue ultimatums, threats of retaliation, unfounded accusations of improper conduct, and the adoption of frivolous positions apparently designed, at least in part, to preserve defendants' position in unrelated transactions governed by materially different contracts. In short, plaintiffs' contract rights have been trampled.

         77. Plaintiffs' post-FIRREA problems with defendants fall into five categories (totaling twenty separate issues set forth in subheadings (1) through (20) below). First, defendant Director has refused, on the purported basis of FIRREA, to perform his obligations as to capital adequacy standards as set forth in the Capital Forbearance and the Accounting Forbearance. Second, defendant Director has refused, on the purported basis of FIRREA, to qualify plaintiff United's subordinated debt as regulatory capital as required under the Capital Forbearance and the Subordinated Debt Resolution. Third, defendant FDIC has breached and threatened to breach the Assistance Agreement on a wide variety of matters, causing financial harm to plaintiff United and creating uncertainty regarding plaintiffs' rights. Fourth, the United States Secretary of the Treasury has announced that the government will not recognize or allow the tax benefits advertised by the FSLIC, relied upon by plaintiffs, and incorporated in the Old United transaction, thereby repudiating those tax benefits, and defendant FDIC has indicated a refusal to comply with the Assistance Agreement requirement that equivalent payments be made in lieu thereof when the Internal Revenue Service disallows United's deductions. Fifth, defendant FDIC has asserted unfounded rights under the Warrant Agreement and the Assistance Agreement to dividends and to percentages of the shares of plaintiff United that are subject to the defendants' warrants.

         78. Defendants have taken numerous steps that have adversely affected the earnings of plaintiff United from the asset side of its balance sheet. Other actions of defendants have affected plaintiff United's ability to leverage its capital. Through this all, plaintiff United has received no relief in terms of the liability side of its balance sheet, that is, the deposit liabilities which it was required to assume from Old United. This is unjust, given the integrated nature of the complex bargain that was struck in 1988.

                 (1) Failure To Honor The Capital And Accounting Forbearances In Setting Standards For Determining Plaintiff United's Capital Adequacy

         79. Section 301 of FIRREA amended the capital adequacy standards for thrifts, fromwhich United had expressly been relieved for ten years under the terms of the Capital Forbearance and the written agreements. A new Section 5(t) was added to the Home Owners' Loan Act of 1933 ("HOLA"):

                          "(t) CAPITAL STANDARDS. --
                            "(1) IN GENERAL. --
                              "(A) REQUIREMENT FOR STANDARDS TO BE PRESCRIBED. -

                          The Director shall, by regulation, prescribe and maintain uniformly applicable capital standards for savings associations. Those standards shall include --
                               "(i) a leverage limit;
                               "(ii) a tangible capital requirement; and
                               "(iii) a risk-based capital requirement.
                            "(B) COMPLIANCE. -- A savings association is not
                          in compliance with capital standards for purposes of
                          this subsection unless it complies with all capital standards prescribed under this paragraph.
                            "(C) STRINGENCY. -- The Standards prescribed under
                          this paragraph shall be no less stringent than the capital standards applicable to national banks.
                            "(D) DEADLINE FOR REGULATIONS. -- The Director
                          shall promulgate final regulations under this paragraph not later than 90 days after the date of enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and those regulations shall become effective not later than 120 days after the date of enactment.
                           "(2) CONTENT OF STANDARDS. --
                            "(A) LEVERAGE LIMIT. -- The leverage limit
                          prescribed under paragraph (1) shall require a savings association to maintain core capital in an amount not less than 3 percent of the savings association's total assets.

                                  "(B) TANGIBLE CAPITAL REQUIREMENT. -- The
                          tangible capital requirement prescribed under paragraph (1) shall require a savings association to maintain tangible capital in an amount no less than
                          1.5 percent of the savings association's total
                          assets.
                                  "(C) RISK-BASED CAPITAL REQUIREMENT.
                          -- Notwithstanding paragraph (1)(C), the risk-based capital requirement prescribed under paragraph (1) may deviate from the risk-based capital standards applicable to national banks to reflect interest-rate risk or other risks, but such deviations shall not, in the aggregate, result in materially lower levels of capital being required of savings associations under the risk-based capital requirement than would be required under the risk-based capital standards applicable to national banks...."

FIRREA, Section 301, 103 Stat. 183, 303-04; 12 U.S.C.A. Section 1464(t) (West Supp. 1993).

         80. Section 301 of FIRREA also changed the general definition of regulatory capital to exclude supervisory goodwill, subject to a transitional rule that provides for its inclusion in decreasing amounts over five years. FIRREA, Section 301, 101 Stat. 183, 304, 310; 12 U.S.C.A. Sections 1464(t)(3)
and (t)(9) (West Supp. 1993). The amortization period for supervisory goodwill is limited to twenty years. FIRREA, Section 301, 101 Stat. 183, 310; 12 U.S.C.A.
Section 1464(t)(9)(B) (West Supp. 1993).

         81. Section 301 also sets forth severe sanctions for failure to comply with the new capital standards, including prohibitions on asset growth, the imposition of "capital directives" that may include restrictions on the payment of dividends and compensation, and the risk that the institution may be found to be operating in an "unsafe and unsound" manner by the OTS, subjecting the institution to a conservatorship or receivership proceeding or the removal of officers and directors. FIRREA, Section 301, 103 Stat. 183, 307-309; 12 U.S.C.A. Section 1464(t)(6) and (7) (West Supp. 1993).

         82. On November 8, 1989, defendant Director published new minimum capital regulations. 54 Fed. Reg. 46845 (Nov. 8, 1989) ("OTS Capital Regulation"). The OTS Capital

Regulation, which became effective on December 7, 1989, implements the capital adequacy standards of FIRREA.12 C.F.R. 567.10. In addition, the OTS Capital Regulation prescribes additional consequences for thrifts that do not meet minimum capital requirements.

         83. On January 9, 1990, the Director issued Thrift Bulletin 38-2, which announced:

                 "The Office of Thrift Supervision is applying the new capital standards to all savings associations, including those associations that have been operating under previously granted capital and accounting forbearances. Section 5(t) of HOLA as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) eliminates these forbearances. All savings associations presently operating with these forbearances, therefore, should eliminate them in determining whether or not they comply with the new minimum regulatory capital standards."

On May 24, 1991, the Director issued Thrift Bulletin 38-2a, which rescinds Thrift Bulletin 38-2 but republishes the language quoted above.

         84. Following the issuance of the Thrift Bulletin 38-2, and now Thrift Bulletin 38-2a, the Director has refused to adhere to the Capital Forbearance and the Accounting Forbearance and has measured plaintiff United's capital adequacy under the differing, more stringent requirements of the OTS Capital Regulation. This ongoing breach and repudiation of obligations under the Capital Forbearance and the Accounting Forbearance have caused severe and continuing damage to plaintiffs.

                 (2) Failure To Adhere To The Subordinated Debt Resolution So As To Count Subordinated Debt As A Component Of Plaintiff United's Regulatory Capital

         85. In connection with the Assistance Agreement, at the cost of $1.4 million in commitment fees plaintiff United committed to issue $110 million of subordinated debt to enhance regulatory capital. Plaintiffs deferred issuing the $110 million in subordinated debt until receipt of the final audited financial statements of Old United. In the spring of 1989.

however, prior to issuing the subordinated debt, plaintiffs became concerned that there might be legislative proposals to limit or eliminate the use of subordinated debt as qualifying regulatory capital for thrifts. Plaintiffs were unsure whether such proposals would be adopted and, if adopted, whether an attempt would be made to apply them to United to render the proposed subordinated debt issue useless for regulatory capital purposes, despite the Capital Forbearance and the Subordinated Debt Resolution.

         86. In light of this uncertainty, plaintiffs contacted the Chairman of the FHLBB and the Deputy Director of the FSLIC for guidance. Both advised plaintiffs that plaintiff United was bound by the Assistance Agreement to issue the subordinated debt. Accordingly, in May 1989, at considerable expense and on unfavorable terms, $110 million of subordinated debt was issued, and the proceeds were placed in plaintiff United.

         87. As added by FIRREA, new Sections 5(t)(9) & (10) of HOLA specify definitions to be used in applying the capital standards of Section 5(t), quoted above:

                 "(9) DEFINITIONS. -- For purposes of this subsection - "(A) CORE CAPITAL. -- Unless the Director prescribes a more stringent definition, the term 'core capital' means core capital as defined by the Comptroller of the Currency for national banks, less any unidentifiable intangible assets, plus any purchased mortgage servicing rights excluded from the Comptroller's definition of capital but included in calculating the core capital of savings associations pursuant to paragraph (4).

                                         *    *    *

                          "(C) TANGIBLE CAPITAL. -- The term 'tangible capital'
                 means core capital minus any intangible assets (as intangible assets are defined by the Comptroller of the Currency for national banks).

                          "(D) TOTAL ASSETS. -- The term 'total assets' means
                 total assets (as total assets are defined by the Comptroller of the Currency for national banks) adjusted in the same manner as total assets would be adjusted in determining compliance with the leverage limit applicable to national banks if the savings association were a national bank.

                 "(10) USE OF COMPTROLLER'S DEFINITIONS. --

                          "(A) IN GENERAL. -- The standards prescribed under
                 paragraph (1) shall include all relevant substantive definitions established by the Comptroller of the Currency for national banks.

                          "(B) SPECIAL RULE. -- If the Comptroller of the
                 Currency has not made effective regulations defining core capital or establishing a risk-based capital standard, the Director shall use the definition and standard contained in the Comptroller's most recently published final regulations."

FIRREA, 301, 103 Stat. 183, 310; 12 U.S.C.A. Section  1464(t)(9) (West Supp.
1993).

         88. The OTS Capital Regulation sets forth OTS's definitions of "core capital" (used in applying FIRREA's leverage standard), "tangible capital" (used in applying FIRREA's tangible capital standard), and "supplementary capital" (used with "core capital" in applying FIRREA's risk-based capital standard). The OTS Capital Regulation excludes subordinated debt of the type issued by plaintiff United from "core capital" and "tangible capital" and limits the use of such debt as "supplementary capital." Further, the OTS Capital Regulation sets forth a more burdensome ratio of capital to total assets than required under United's Capital Forbearance. Consequently, the OTS Capital Regulation's definitions deprive plaintiff United of the benefits and protections of the Capital Forbearance and Subordinated Debt Resolution.

         89. After the enactment of FIRREA and before the promulgation of the OTS Capital Regulation, plaintiffs asked defendant Director to confirm that plaintiff United's subordinated debt would count fully as regulatory capital in defendant Director's new regulations. Plaintiffs' request was not honored, and after the promulgation of the OTS Capital Regulation the OTS excluded the subordinated debt from calculations of plaintiff United's core capital and tangible capital.

         90. As a result of defendant Director's failure to provide plaintiff United the benefit of the Capital Forbearance and to treat the subordinated debt as capital for purposes of the OTS Capital Regulation, plaintiff United's issuance of the subordinated debt was rendered meaningless for purposes of compliance with regulatory capital standards. This ongoing breach and repudiation of obligations under the Capital Forbearance and Subordinated Debt Resolution have caused severe and continuing damage to plaintiffs.

                 (3)      Arbitrary Downward Adjustment To The Value Of Covered
                          Assets

         91. On June 26, 1991, defendant FDIC ordered plaintiff United to decrease the book value of a substantial portion of plaintiff United's Covered Assets by a total of approximately $231,019,892, on or before June 30, 1991. Defendant FDIC gave no business or policy reason for directing the write-down of some assets and not others, and defendant FDIC gave no reason for the amount of the write-down. When plaintiff United objected to an earlier directed write-down in the value of two other Covered Assets, defendant FDIC had responded, by letter dated April 2, 1991, that Assistance Agreement Section 4(a) provides discretion to direct partial or complete write-downs with "no limiting language" on that ability.

         92. The immediate effect on plaintiff United of directed write-downs in the value of Covered Assets is to decrease income from yield maintenance. In addition, because the amount of the write-down is in essence reimbursed in cash, plaintiff United has received through December 30, 1992, $316,244,325 in cash under circumstances where there was no realistic ability to invest that money at returns equal to yield maintenance levels. It was a fundamental aspect of the assistance transaction that plaintiff United bargained for and obtained yield maintenance on Covered Assets as compensation for the FSLIC's requirement that plaintiff United also assume certain high-cost liabilities of Old United, such as high-yield certificates of deposit. In addition, Guaranteed Yield was intended to serve as partial reimbursement to United of the costs incurred in managing Covered Assets. Defendant FDIC's unilateral action in decreasing plaintiff United's yield maintenance income harms plaintiff United's ability to support its high-cost liabilities, reduces income from Covered Asset management without any corresponding decrease in costs, injects substantial uncertainty into United's ability to make business assumptions and long-range plans, injects excess liquidity, and makes interest rate management more difficult.

         93. Assistance Agreement Section 31 requires that the parties "shall in good faith, and with their best efforts, cooperate with one another to carry out the purposes of this Agreement as described in this section." Those purposes are: (1) to protect the depositors of Old United against losses;
(2) to serve the thrift and financing needs of the community; (3) to ensure that plaintiff United "may receive the benefits and assume the risks contracted for"; and (4) to reduce the FSLIC's expense. Defendant FDIC's directed write-downs serve only the fourth purpose and impair the third. Defendant FDIC has breached its contractual obligations, including its obligations under
Section 31 of the Assistance Agreement.

                 (4) Threatened Downward Adjustment To The Amount Of Reimbursable Goodwill Previously Determined In Accordance With The Assistance Agreement

         94. The sole method specified in the Assistance Agreement for establishing the amount of Reimbursable Goodwill is "an audit performed at the Acquiring Association's [United's] expense in accordance with generally accepted auditing standards and generally accepted accounting principles and approved by the Corporation [FSLIC]..." (Section 3(a)(13)). United was entitled under the Assistance Agreement to conduct its own mark-to-market valuation, but retained a third party, Shearson Lehman Hutton Inc. ("Shearson"), to perform the valuation. The required audit of the mark-to-market valuation was then conducted at United's expense by Deloitte Haskins & Sells ("Deloitte") in accordance with generally accepted auditing standards ("GAAS") and GAAP. In addition, Shearson's valuation was independently confirmed by two other investment banking firms.

         95. Shearson's conclusion was that the Mark was 76.301 percent; in other words, the fair market value of the pertinent noncovered assets as of December 30, 1988 was 76.301 percent of such assets' book value on that date. In dollar terms, this Mark meant that the noncovered assets had a fair market value that was $159,785,309.54 less than their book value on December 30, 1988. Because this amount of goodwill is to be reimbursed to United over time without interest, its present value as of December 30, 1988 was only $128,545,254.80, which is the amount of Reimbursable Goodwill booked on United's financial statements.

         96. Because United's Reimbursable Goodwill was determined in strict accordance with the sole requirements for such a determination that are set forth in the Assistance Agreement, defendant FDIC, as the successor of the FSLIC and the manager of the FSLIC Resolution Fund, was obligated to approve United's determination. The Assistance Agreement provides no basis for a disapproval of United's determination.

         97. In any event, defendant FDIC has in fact approved United's determination of Reimbursable Goodwill. For example, on November 17, 1989, defendant FDIC approved United's determination of Reimbursable Goodwill in response to United's Specific Request SW #25-89-557.

         98. Despite United's clear compliance with the Assistance Agreement in establishing the amount of Reimbursable Goodwill, and despite defendant FDIC's approval of United's determination, since 1991 defendant FDIC has threatened to require United to make a significant upward adjustment to the Mark, thereby reducing Reimbursable Goodwill by over $40 million. The basis of these threats is a new and separate mark-to-market valuation performed by a contractor retained by defendant FDIC. By its plain terms, the Assistance Agreement does not permit the determination of Reimbursable Goodwill to be based on work performed by defendant FDIC's contractors. Nowhere in the Assistance Agreement, a complex document carefully negotiated by both sides, did the FSLIC provide for its own subsequent retention of another investment banking firm to recalculate a "mark," should the FSLIC decide at some point in the future that it was unhappy with the calculation by plaintiff United's independent financial advisors and auditors. Defendant FDIC's current interpretation would replace the objective standard clearly contracted for (goodwill to be derived from an audit in accordance with GAAS and GAAP) with a subjective standard and would give the FDIC unfettered discretion to accept or reject the goodwill determination at any time. If the FSLIC had wanted an additional goodwill determination, as a comparison to the determination specified in the Assistance Agreement and made at plaintiff United's expense, it could have contracted for such a provision, but it did not do so. Even if defendant FDIC were authorized under the Assistance Agreement to determine Reimbursable Goodwill based on the work of an FDIC contractor, the mark-to-market valuation of defendant FDIC's contractor in this instance is so seriously flawed, factually and in terms of methodology, that the valuation must be rejected.

         99. United's determination of Reimbursable Goodwill was performed in accordance with the Assistance Agreement and hence is binding on defendant FDIC. Moreover, defendant FDIC's approval of United's determination is binding on defendant FDIC. Even if defendant FDIC were free to adjust United's determination, the basis for defendant FDIC's threatened adjustment is deficient. For these reasons, defendant FDIC's threats to require a downward adjustment to United's determination of Reimbursable Goodwill are contrary to United's contractual rights.

                 (5)      Failure To Approve Requests For Assets Dispositions

         100. Under the terms of the Assistance Agreement, plaintiff United is required to use its best efforts to minimize losses and maximize gains with respect to Covered Assets. To that end, plaintiff United has sought permission to sell Covered Assets pursuant to asset sale requests submitted to defendant FDIC. Under the Assistance Agreement, any such asset sale request is deemed approved unless the FDIC disapproves it within 30 days. In Specific Requests SW #25-92-096 and SW #25-92-087, plaintiff United requested approvals to accept sales contracts on certain commercial real estate properties. Such requests were unreasonably denied by defendant FDIC. In March 1992, United sought approval through Specific Request SW #25-92-165 to auction approximately fifty-three Covered Asset properties. This request also was unreasonably denied by defendant FDIC. In October 1992, plaintiff United unsuccessfully sought approval, through Specific Request SW #25-92-588, to purchase certain Covered Assets involving commercial, consumer, and residential loans. This request was improperly denied by defendant FDIC "pending outcome of renegotiations." Defendant FDIC has thus succeeded in denying to plaintiff United the same types of efficient asset disposition techniques that defendant FDIC, which effectively competes with plaintiff United in thrift asset sales, has adopted for itself.

         101. Under the terminal mark provisions of Section 4(e) of the Assistance Agreement, if plaintiff United has used its best efforts to dispose of a Covered Asset but the asset still remains on plaintiff United's books at the end of the applicable term of Covered Asset coverage, the FDIC may approve, to the benefit of United, a write-down of the Covered Asset from book value to fair value. Representatives of the FDIC, while refusing to permit the sales requested under Specific Requests SW #27-92-096, SW #25-92-087, SW #25-92-165, and SW #25-92-588, have nevertheless threatened to apply the terminal mark provisions in a manner adverse to plaintiff United by refusing to permit reasonable write-downs of remaining assets at the end of Covered Asset coverage.

         102. By refusing to approve asset sales and thus forcing plaintiff United to retain Covered Assets on its books, yet threatening to deny deserved relief in the form of write-downs to fair market value at the end of Covered Asset coverage, defendants FDIC and RTC have failed to honor their contractual obligations, including their obligations under Section 31 of the Assistance Agreement, thus causing injury and monetary damage to plaintiffs.

                 (6)      Failure To Pay Reimbursable Goodwill On A Quarterly
                          Basis

         103. Under the terms of the Assistance Agreement, United is entitled to reimbursement from defendant FDIC for Reimbursable Goodwill in installments over a period of several years. On December 30, 1988, the "Effective Date" of United's acquisition of Old United's assets, United established a memorandum account, SRA I, as required under Assistance Agreement
Section 3, for the purpose of accounting for, among other things, Reimbursable Goodwill. Pursuant to Section 3(a)(13) of the Assistance Agreement, United must charge the allocable expense for the amortization of Reimbursable Goodwill to SRA I. Pursuant to Section 16(a)(1) of the Assistance Agreement, United must prepare quarterly reports showing the debits and credits made to SRA I during the quarter, as well as the balance of this account as of the end of each quarter. United must provide these quarterly reports to defendant FDIC within 45 days following the end of each quarter. Within 30 days after defendant FDIC's receipt of each quarterly report, Assistance Agreement Section 6(a)(2)(A) obligates defendant FDIC either (i) to reimburse United in cash for the net debit balance in SRA 1, or (ii) subject to certain limits, to carry the balance of SRA I over to the next quarter and treat the debit balance in SRA I as a Covered Asset for yield maintenance purposes.

         104. The Assistance Agreement provides for the payment by defendant FDIC of Reimbursable Goodwill on a quarterly basis, and defendant FDIC subsequently confirmed this fact. On November 15, 1989, plaintiff United submitted to defendant FDIC through its agent Specific Request SW #25-89-557, which requested, among other things, quarterly reimbursements for Reimbursable Goodwill for the first three quarters of 1989. This request was approved by defendant FDIC on November 17, 1989.

         105. The Assistance Agreement itself also clearly contemplates that Reimbursable Goodwill will be allocated to SRA I and will be reimbursed on a quarterly basis, inasmuch as all of the reports and reimbursements associated with SRA I are done on a quarterly basis in accordance with Sections 16(a)(1) and 6(a)(2)(A) of the Assistance Agreement. Furthermore, the course of performance by the parties subsequent to the signing of the Assistance Agreement evidences their intent to make quarterly payments for Reimbursable Goodwill; both parties to the Assistance Agreement have operated on the basis of quarterly accounting and reimbursement for Reimbursable Goodwill for over three years. In addition, GAAP requires that goodwill be amortized evenly throughout the year, and not simply be taken each year as a single point-in-time charge.

         106. Despite the clear evidence of the intent of the parties, and the fact that defendant FDIC has agreed that quarterly reimbursement of Reimbursable Goodwill is appropriate under the terms of the Assistance Agreement since 1989, defendant FDIC has refused to reimburse quarterly for Reimbursable Goodwill, asserting instead that Reimbursable Goodwill should be reimbursed only once each year, thereby causing damage to plaintiffs.

                 (7) Failure To Pay Guaranteed Yield On The Full Book Value Of Loans that Became Covered Assets During, The Two Year Post Effective Date Period

         107. Contrary to the express terms of the Assistance Agreement, defendant FDIC currently asserts that the book value for an Effective Date Performing Loan Covered Asset is the Mark-to-Market Value. Defendant FDIC's interpretation of the Assistance Agreement is erroneous, and its refusal to pay Guaranteed Yield on the full book value on loans that became Covered Assets during the two-year period is a breach of the Agreement. Pursuant to Sections 1(q)(1) and 1(q)(6) of the Assistance Agreement, one-to-four family residential loans acquired by United from Old United that were nonperforming on the Effective Date became Covered Assets. These Covered Assets were purchased by United at "Book Value," which according to the terms of Assistance Agreement
Section 1(n)(1)(A) is defined as the book value reflected on the books of Old United. These Covered Assets were not adjusted downward to market value as of the Effective Date. The Guaranteed Yield, which is determined in accordance with Sections 1(z) and 1(aa) of the Assistance Agreement, is therefore applied to each of these Covered Assets at the Old United book value, not at a lower Effective Date market value.

         108. One-to-four family residential loans that were performing according to their original terms on the Effective Date ("Effective Date Performing Loans") were noncovered assets pursuant to Assistance Agreement
Section 1(q)(6)(B) and were marked down to fair market value as of December 30, 1988, in accordance with purchase accounting requirements under GAAP accounting. United does not receive a Guaranteed Yield on noncovered assets; instead it receives a yield from the principal and interest payments being made by the individual borrowers and is reimbursed by defendant FDIC over a period of several years for the difference between book value as carried on the books of Old United and the market value of these performing loans as of the Effective Date.

         109. A certain number of the Effective Date Performing Loans became nonperforming subsequent to the effective date of December 30, 1988. Assistance Agreement Sections 1(q)(1) and 1(q)(6)(B) provide that an Effective Date Performing Loan that becomes nonperforming within two years of the Effective Date becomes a Covered Asset ("Effective Date Performing Loan Covered Asset"). As soon as the loan became a Covered Asset, it was entitled to Guaranteed Yield treatment.

         110. Section 1(aa) (Guaranteed Yield Amount), Section 1(j) (Average Book Value), and Section 1(z) (Guaranteed Rate) of the Assistance Agreement spell out in detail the procedure for calculating the Guaranteed Yield for each Covered Asset. Essentially, the Guaranteed Yield amount for a given Covered Asset is a function of the "Book Value" for that Covered Asset and the Guaranteed Rate for that category of Covered Asset.

         111. The "Book Value" used in calculating the Guaranteed Yield Amount for the Effective Date Performing Loan Covered Assets is the book value of the loan as carried on the books of Old United immediately prior to the Effective Date ("Old United Book Value"), not the lower Effective Date Market Value ("Mark-to-Market Value") that was assigned to it as a noncovered asset.
Section 1(n)(1)(A) of the Assistance Agreement governs the determination of the Book Value for the Effective Date Performing Loan Covered Assets and provides:

                 "(1)     the Book Value of any asset shall be determined as
follows:

                 (A) with respect to any Covered Asset reflected on the Books and Records [of Old United as of immediately prior to the Effective Date], the book value of the asset (before deduction for any specific valuation allowance, loan loss, credit loss or other loss reserve) as so reflected or as adjusted by the Initial Audit."

The Initial Audit referred to in Section 1(n)(1)(A) was an audit conducted by the FSLIC to determine Old United's negative capital as of the Effective Date and had no effect on the calculation of the Book Value of these Effective Date Performing Loan Covered Assets. There was no adjustment of such assets in the Initial Audit by virtue of Section 5 of the Assistance Agreement, which specifically precluded a reevaluation of Old United assets as part of the Initial Audit. Therefore, the "Book Value" of any Effective Date Performing Loan Covered Asset, for purposes of Section 1(n)(1)(A), is its Old United Book Value.

         112. Assistance Agreement Section 1(n)(3)(D) precludes the use of a Mark-to-Market Value for determining "Book Value" as that term is used in the Assistance Agreement and provides as follows:

                 "(3) The following shall not be included in the determination of Book Value:

                                       *  *  *

                          (D) With respect to any Covered Asset reflected on the Books and Records [of Old United as of immediately prior to the Effective Date], any adjustments to the value of such Covered Asset made solely as a result of the purchase accounting adjustments under generally accepted accounting principles made as a result of the Transaction."

This provision specifically precludes the possibility of any downward adjustment of "Book Value" to reflect a Mark-to-Market Value calculated solely as a result of the purchase accounting adjustments under GAAP.

         113. United expressly and appropriately relied on Guaranteed Yield treatment for the Old United Book Value, as opposed to the Mark-to-Market Value, for the Effective Date

Performing Loan Covered Assets when it calculated Reimbursable Goodwill as provided in Assistance Agreement Section 3(a)(13). The Shearson valuation dated March 21, 1989, which was audited by Deloitte, expressly stated that "the prices [for Effective Date Performing Loans that became Covered Assets] were adjusted upwards to reflect... the two year... 'cover' for loans which are 90+
days delinquent...." This upward adjustment resulted in a lower calculation of
Reimbursable Goodwill than would have otherwise been computed. This audit was presented to and approved by defendant FDIC. There is no basis in the Assistance Agreement for defendant FDIC now to withdraw its approval of the audit and its approval of the interpretation contained in the audit concerning the calculation of the Book Value of the Effective Date Performing Loan Covered Assets. There would also be no basis for defendant FDIC to adjust further the amount of Reimbursable Goodwill to account for the treatment of Effective Date Performing Loan Covered Assets required by the Assistance Agreement.

                 (8) Failure To Treat Accrued But Uncollected Interest At The Effective Date As A Covered Asset For Purposes Of Yield Maintenance

         114. Defendant FDIC has breached and is continuing to breach the Assistance Agreement by refusing to treat accrued but uncollected interest at the Effective Date as a Covered Asset. Under the terms of Acquisition Agreement
Section 2, United acquired accrued but uncollected interest on both performing and nonperforming loans on the books of Old United on the Effective Date ("Old United Accrued Interest"). Under the terms of Assistance Agreement Section 1(q)(1), the Old United Accrued Interest is a Covered Asset, inasmuch as Assistance Agreement Section 1(q)(1) defines "Covered Asset" to be "[a]ll assets acquired by the Acquiring Association pursuant to the Acquisition Agreement... except for the assets specifically excluded from coverage under Section 1(q)(6). . .," and Old United Accrued Interest is not specifically excluded from coverage under Section l(q)(6).

         115. The Assistance Agreement provides for only two types of assets: (1) Covered Assets, for which capital loss coverage and yield maintenance is provided, and (2) noncovered assets, for which neither capital loss coverage nor yield maintenance is provided, but which are assumed to be earning a current yield because they were marked-to-market when acquired. Capital loss coverage is provided for Old United Accrued Interest under the express terms of Section 3(a)(10) of the Assistance Agreement, which deals with "Uncollected Interest and Late Charges Accrued Prior to the Effective Date." If the Old United Accrued Interest were not a Covered Asset, it would become a special, third type of asset for which capital loss coverage is provided, but for which yield maintenance is not provided; such a result would be inconsistent with the overall scheme of the Assistance Agreement. Nowhere in the Assistance Agreement is United required to "purchase" an asset by assuming high-interest-rate liabilities, without provision for some sort of yield maintenance. Such a result would also be inconsistent with the basic transaction, under which United acquired the high-interest-rate liabilities of Old United only because of provisions in the Assistance Agreement guaranteeing an adequate matching return through, among other things, (a) capital loss coverage and yield maintenance or (b) Reimbursable Goodwill.

         116. Defendant FDIC in a document dated January 10, 1991 specifically admits that ". . .accrued and uncollected interest is not specifically excluded from [the] definition of a Covered Asset" and conceded that Assistance Agreement Section 3(a)(10) "allows the Association to charge as a debit to SRA 1, any uncollected interest which was accrued prior to the Effective Date." Defendant FDIC has asserted, however, that accrued but uncollected interest at the effective date is not a Covered Asset because of two theories, namely (a) that Section 3(2)(10) itself provides special treatment, and (b) that Section 1(n)(3)(a) excludes accrued but uncollected interest from Book Value for purposes of the equation under which the Guaranteed Yield amount is calculated. Defendant FDIC's theory by which it attempts unilaterally to alter the plain meaning of the Assistance Agreement is incorrect because Section 3(a)(10) must be read in conjunction with Section 3(c)(3) as merely addressing the proper accounting entries at different times, with Section 3(a)(10) directing a debit to SRA I for uncollected interest on the Effective Date, and
Section 3(c)(3) directing a debit to SRA II for uncollected interest after the Effective Date. Defendant FDIC's second theory is also incorrect because the function of Section 1(n)(3)(A) is merely to prevent the uncollected interest from being counted twice; when the uncollected interest is itself a Covered Asset on which yield maintenance is paid, defendant FDIC should not pay twice through its inclusion in the equation for calculation of the Guaranteed Yield amount. Defendant FDIC's failure to treat accrued but uncollected interest on the Effective Date as a Covered Asset under the Assistance Agreement is a continuing breach of the Assistance Agreement injuring plaintiffs.

                 (9) Failure To Pay Yield Maintenance On The Covered Asset Consisting Of The Interest Accrued During The 90-Day Period Prior To Coverage On One-To-Four Family Residential Loans

         117. Pursuant to Assistance Agreement Section 1(q)(6)(B), one-to-four family residential loans that were performing according to their original terms on the Effective Date ("Effective Date Performing Loans") were noncovered assets. Assistance Agreement Sections 1(q)(1) and 1(q)(6)(B) further provide, however, that Effective Date Performing Loans that became "contractually delinquent 90 days or more at any time within two years of the Effective Date" would go from the noncovered asset category to the Covered Asset category.

On the 91st day, immediately after 90 days of delinquency, an Effective Date Performing Loan becomes a Covered Asset ("Effective Date Performing Loan Covered Asset").

         118. Because of the practical difficulty of retroactively adjusting the Book Value of the Effective Date Performing Loans to include the 90 days of accrued but unpaid interest, United requested, in Specific Request SW #25-89-5 to debit SRA II for the 90 days accrued but unpaid interest. The FDIC approved the Specific Request, and United debited SRA II for the appropriate amount. In a letter dated June 18, 1991 defendant FDIC purported to rescind its approval of Specific Request SW #25-89-5 by taking the erroneous position that the 90 days accrued but unpaid interest was neither a component of the Book Value of the Effective Date Performing Loan Covered Assets nor an item on which Guaranteed Yield would be paid and by threatening to require retroactive adjustments to amounts previously paid to United.

                 (10) Threatened Refusal To Pay Guaranteed Yield On Cash Balances In Covered Subsidiaries

         119. At the insistence of the FSLIC, and pursuant to the Acquisition Agreement, United acquired the stock of two subsidiaries of Old United, namely, United MBS Corporation and United Financial Corporation. Both subsidiaries had significant amounts of cash on hand, which the FSLIC insisted be kept in the subsidiaries. Defendant FDIC refused to approve United's proposed solutions to this issue. In addition, the FDIC has threatened to adjust retroactively approximately $10 million from plaintiff United as a retroactive recapture of Guaranteed Yield payments on the value of the cash balances in the subsidiaries, the stock of which became Covered Assets under the Assistance Agreement. Furthermore, defendant FDIC continues to refuse approvals of plaintiff United's prudent management requests concerning these matters within the 30-day time period specified in the Assistance Agreement.

         120. Section 1(g)(1) specifically made the stock of these subsidiaries Covered Assets, defining them as:

         "all assets acquired by the ACQUIRING ASSOCIATION pursuant to Acquisition Agreement (including investments in Subsidiaries but excluding any asset owned by a Subsidiary or other entity), except for assets specifically excluded from coverage under Section 1(q)(6)."

Section 1(q)(6) excludes "any cash in the Books and Records of the Acquired Association as of the Effective Date," but does not exclude cash on hand in the subsidiaries being acquired.

         121. The parties to the Assistance Agreement contemplated that these subsidiaries would be managed by United, which had and continues to have an obligation to manage the assets, including cash, and liabilities of the subsidiaries in a prudent fashion. The Assistance Agreement Section 17(a) specifies the "Management Standard" for these Covered Assets as follows:

         "Management Standard. Subject to the provisions of this Agreement, the ACQUIRING ASSOCIATION shall administer and deal with all Covered Assets and liabilities assumed pursuant to the Acquisition Agreement by employing the higher of the standard of prudent business practice used by the ACQUIRING ASSOCIATION in administering its assets and liabilities not acquired from the ACQUIRED ASSOCIATION or the standard employed in the savings and loan industry generally in administering similar assets and liabilities. Subject to the provisions of this Agreement, the ACQUIRING ASSOCIATION will use its best efforts to minimize losses and maximize gains and recoveries in the best interest of both the ACQUIRING ASSOCIATION, its stockholders and the CORPORATION."

At all times material hereto, contrary to defendant FDIC's assertions, United has fully complied with the management standard set forth in Assistance Agreement Section 17 in its management of United MBS Corporation and United Financial Corporation and its Equity, Land, and Venture Capital units (hereinafter collectively the "Covered Asset Subsidiaries"). In breach of the Assistance Agreement and without authority from the Assistance Agreement or elsewhere to do so, defendant FDIC by letter on RTC stationery dated June 6, 1991, (1) threatened to adjust retroactively the Special Reserve Accounts so as to reverse Guaranteed Yield and actual yield for the United MBS Corporation subsidiary of United in the amount of $1,686,000 and for the Equity, Land, and Venture Capital units of United Financial Corporation in the amount of $4,031,000, (2) threatened prospectively to require adjustments, effective January 1, 1991, so as to exclude from the Book Value of the United Financial Corporation Land unit all cash in excess of $2.8 million, and from the Book Value of United Financial Corporation Venture Capital all unit cash in excess of zero dollars, and (3) unreasonably failed to approve Specific Request SW # 25-91-0001-00.

         122. Without regard to whether United has met the Assistance Agreement Section 17 management standard in regard to cash balances in the Covered Asset subsidiaries, defendant FDIC has no authority under the Assistance Agreement either (a) to make the retroactive adjustments it mandated in the June 6, 1991 letter or (b) to mandate prospective cash levels in any subsidiary. The Assistance Agreement in Section 17 expressly limits the remedies for any material breach of the covenant to comply with the management standard of Section 17(a) when it states that any material failures to comply

         "shall result in the disallowance of related Debits to Special Reserve Account I, the disallowance of any adjustment of a related contribution or payment by the CORPORATION, the disallowance of the deduction of an expense in calculating Actual Yield, and the disallowances of the addition to Book Value of any expense that would otherwise be properly capitalizable pursuant to Section 1(n)(2)(A), until in the CORPORATION's judgment such materials failure of compliance is cured or the CORPORATION otherwise permits...."

Defendant FDIC's threatened retroactive adjustments affect only SRA II. There are no "debits to Special Reserve Account I," nor is there any "disallowance of the deduction of an expense in calculating actual yield," nor any "disallowance of the addition to Book Value of any expense that would otherwise be cognizable pursuant to Section 1(n)(2)(A)."

         123. The special provisions of Assistance Agreement Section 17(d) relating to significant subsidiaries of United, while requiring the approval of defendant FDIC for certain transactions of the subsidiaries, do not grant to defendant FDIC any right to dictate the level of cash balances in any subsidiary. Moreover, Section 17(d)(2) provides as to any violation of Section 17(e)(1) that the "sole remedy" of defendant FDIC

         "shall be to prohibit increases to Book Value of properly capitalized expenses pursuant to Section 1(n)(2)(A) or deduction of expenses in calculating Actual Yield and any or all Debits to Special Reserve Account I that relate to such asset or liability of the ACQUIRING ASSOCIATION's Investment in the Significant Subsidiary until such time as the ACQUIRING ASSOCIATION has corrected such violation."

This remedy does not authorize any of the retroactive or prospective actions threatened in defendant FDIC's June 6, 1991 letter improperly threatening to dictate such cash balances.

                 (11) Failure To Treat Federal Home Loan Bank Of Dallas Stock As A Covered Asset

         124. On the Effective Date, Old United held Federal Home Loan Bank of Dallas stock ("FHLB Stock") valued at $42,069,873. United acquired Old United's FHLB Stock as part of the purchase of assets from Old United under the Acquisition Agreement.

         125. The FHLBB formally approved the transfer of the FHLB Stock from Old United to United in FHLBB Resolutions 88-1534 and 88-1535 dated December 30, 1988. In Resolution No. 88-1535, the Federal Home Loan Bank Board stated:
         "Resolved Further, That the transfer to [United] of the stock in the Bank of [Old United] is approved, effective as of the Effective Date, and that upon such transfer, [Old United's] membership in the Bank shall cease . . ." (emphasis added).

         126. Under the terms of the Assistance Agreement, the FHLB stock is a Covered Asset. Section 1(q) of the Assistance Agreement defines "Covered Asset" to include "all assets acquired by [United]" except for "assets specifically excluded from coverage under Section 1(q)(6)."

Section 1(q)(6) does not exclude FHLB stock from being a Covered Asset. In direct contradiction to the FHLBB Resolution, defendant FDIC has taken the position that FHLB Stock is not a Covered Asset, that the Old United FHLB Stock went out of existence and that new FHLB Stock was issued to United. In a position statement sent to all Southwest Plan Institutions dated December 4, 1990, defendant FDIC asserted that "FHLB Stock held by the Acquiring Association cannot be a Covered Asset because it was not an asset of the Acquired Association immediately preceding the Effective Date of the Transaction." Defendant FDIC has insisted that United credit its SRA I account for all yield maintenance paid since December 30, 1988 for the FHLB Stock.

         127. The FHLBB Stock of Old United was never cancelled and reissued to United. The FHLBB Stock was transferred to United as part of the Transaction. The FHLBB Resolutions and the FHLBB quarterly capital stock statements dated September 30, 1988, December 31, 1988, and March 31, 1989 reflect no change in the name, docket number, or account number on the FHLB Stock account.

         128. Defendant FDIC itself recognized the FHLB Stock as a Covered Asset from December 30, 1988 through May 18, 1990. Defendant FDIC's new interpretation has no basis in the Assistance Agreement, is contrary to the treatment of Old United's FHLBB Stock by the FHLBB itself, is contrary to the fact of the actual transfer, and is contrary to the understanding of, and course of dealings between, the parties for almost one and a half years.

                 (12) Disputes Concerning the Scope and Duration of Tax Benefit Sharing

         129. Pursuant to Section 9 of the Assistance Agreement, United agreed to pay the FSLIC, through credits to SRA I, one third of the tax savings realized on certain specified "Tax

Benefit Items" as reported on United's federal and state income tax returns. The Tax Benefit Items that trigger United's obligations are defined in Section 9(a) of the Assistance Agreement.

         130. Defendant FDIC has asserted broad, convoluted interpretations of the Tax Benefit Items subject to United's obligation to share tax savings. Defendant FDIC's interpretations, which are wholly unwarranted by the language of the Assistance Agreement, would significantly expand United's obligations both retroactively and prospectively and have created harmful uncertainty about the parties' contractual rights. For example, defendant FDIC has incorrectly claimed that (1) tax losses on the sale of assets that were marked-to-market create tax benefit sharing obligations due to United's receipt of Reimbursable Goodwill; (2) any additional tax losses attributable to United's use of acquired assets' tax basis inherited from Old United also create tax benefit sharing obligations; and (3) United must share savings arising from its bad debt deductions to the extent the deductions are higher because of Covered Asset losses and Old United's bad debt history. Defendant FDIC has advised United that defendant FDIC intends to unilaterally credit to itself the full amount of one of these disputed items.

         131. Defendant FDIC has also asserted that United's tax benefit sharing obligations survive the termination of the Assistance Agreement in 1998. Unlike other assistance agreements negotiated by the FSLIC with other parties, the Assistance Agreement does not provide for the continuation of United's tax sharing obligations for periods after the termination. Defendant FDIC's unsupported interpretation of the Assistance Agreement in this regard would significantly expand United's potential obligations and has created harmful uncertainty about the parties' contractual rights.

         132. Defendant FDIC is seeking, long after the negotiation and execution of the Assistance Agreement, to read into the Agreement rights to tax benefit sharing that the FSLIC did not bargain for or obtain. The uncertainty and disruptions caused by defendant FDIC's revisionist interpretations are causing continuing injury to plaintiffs.

                 (13) Threatened Amendment Of The Receivership Income Tax Returns For Old United

         133. Defendant FDIC has notified United that the FDIC has unilaterally decided to file amended receivership income tax returns for Old United's last taxable year before its acquisition by United. Such an amendment will necessarily affect the tax position of United, both retrospectively and prospectively, and hence will affect United's tax benefit sharing obligations under Section 9 of the Assistance Agreement. The threatened amendment will inevitably require greater tax benefit sharing liabilities and outlays by United and is wholly unauthorized by the Assistance Agreement.

         134. Defendant FDIC's threat to amend the receivership income tax returns for Old United breaches defendant FDIC's contractual obligations, including its obligations under Section 31 of the Assistance Agreement, which bar defendant FDIC from reaping any one-sided benefits from any such amendment.

                 (14)     Refusal To Approve Transfer Of Mortgage Servicing
                          Rights

         135. One of Old United's subsidiaries, United Capital Mortgage Corporation ("UCMC"), provided mortgage servicing on various types of loans. Part of the servicing was owned by Old United, which permitted UCMC to act as a subservicer; the remainder of the servicing was owned by UCMC. United became the parent of UCMC pursuant to the acquisition of Old United.

         136. Section 17(d)(1) of the Assistance Agreement lists actions that United may not cause a "Significant Subsidiary" like UCMC to take without the prior written consent of the FSLIC. Under Section 17(d)(1)(A), there is an exception to the requirement of prior written consent, which provides that UCMC may transfer mortgage servicing "by way of dividend, distribution or otherwise" to United. This exception grants United the contractual right to obtain from UCMC, by any form of transfer acceptable to United, mortgage servicing rights owned by UCMC.

         137. Defendant FDIC, contrary to Section 17(d)(1)(A), has refused to allow United to cause UCMC to transfer to United the mortgage servicing rights owned by UCMC, taking the position that United must pay "value" for any such rights transferred.

         138. Defendant FDIC has also refused to allow United to obtain the return of UCMC's servicing that is owned by United, again asserting that United must pay "value" for the return of the servicing United owns. There is no basis in the Assistance Agreement for imposing such a requirement.

                 (15) Failure To Follow Quarterly Accounting With Respect To Liquidated Covered Assets

         139. When United sells or otherwise liquidates a Covered Asset, Guaranteed Yield is no longer due on the portion of the asset's book value that has been recouped through the proceeds of the liquidation. Accordingly, United has consistently reduced the book value of liquidated Covered Assets by the amount of the net proceeds received. The book value of liquidated Covered Assets in excess of liquidation proceeds remains a Covered Asset on which Guaranteed Yield is due; United has consistently not written off this excess until the end of the quarter during which the liquidation occurred.

         140. Defendant FDIC approved in writing United's treatment of liquidated Covered Assets, but then unilaterally reversed its position and retroactively adjusted SRA I to recoup past debits for Guaranteed Yield. The basis of defendant FDIC's action is apparently its refusal to follow quarterly accounting for purposes of computing Guaranteed Yield. Defendant FDIC's retroactive adjustment is unsupported by the Assistance Agreement.

                 (16) Failure To Pay Guaranteed Yield Due As A Result Of Old United's Book Value Errors

         141. Old United incorrectly determined and reported the values of certain assets that United acquired as Covered Assets. Old United's erroneously high valuations of these assets reduced the amount of the FSLIC's long-term promissory note to United covering Old United's negative capital.

         142. Defendant FDIC has refused to pay Guaranteed Yield on the excess of Old United's erroneous valuations over a proper value. The basis for defendant FDIC's refusal is Section 3(a)(6) of the Assistance Agreement, which pertains to assets determined by United to be "nonexistent" or "permanently missing." According to defendant FDIC, because the excess value assigned to these assets by Old United is "nonexistent" or "permanently missing," no Guaranteed Yield should be paid on the excess.

         143. Under the plain language of the Assistance Agreement, the assets that Old United overvalued are not "nonexistent" or "permanently missing," and the Assistance Agreement requires that Guaranteed Yield be paid on the basis of Old United's reported values. There is no basis for defendant FDIC's refusal to pay Guaranteed Yield.

                 (17) Demands For Retroactive Effective Dates For Covered Asset Write-Downs

         144. Under Section 4(b) of the Assistance Agreement, United may request approval to write down the value of a Covered Asset. Such a voluntary write-down has a number of functions under the Assistance Agreement. One of the effects of such a write-down is to reduce Guaranteed Yield from and after the date of the write-down.

         145. As a condition to approvals of several requested write-downs, defendant FDIC has directed that the write-down be made effective retroactively, usually to the date six months after December 30, 1988, and required retroactive adjustments to Guaranteed Yield amounts previously debited to United for periods after the retroactive effective date. There is no basis in the Assistance Agreement for imposing such retroactive write-downs or such retroactive Guaranteed Yield adjustments.

                 (18) Additional Breaches Of And Disputes Under The Assistance Agreement

         146. Certain other disputes with defendant FDIC have arisen under the Assistance Agreement, for which plaintiffs seek relief. As a result of some of these disputes, defendant FDIC has taken action, such as reducing payments due to United, in violation of plaintiffs' rights under the Assistance Agreement. As to other disputes, defendant FDIC has threatened to take unilateral actions that would violate plaintiffs' rights under the Assistance Agreement.

                 (19) Repudiation Of Deductibility Of Tax Losses And Threatened Refusal To Make Contract Payments In Lieu Thereof

         147. On March 4, 1991, the Secretary of the Treasury, Nicholas F. Brady, formally transmitted to the Congress of the United States a "Report on Tax Issues Relating to the 1988/89 Federal Savings and Loan Insurance Corporation Assisted Transactions" (hereinafter "Treasury Report"). The Secretary of the Treasury recognized that:

                 "Material provided by FSLIC to prospective acquirers explicitly indicated that such losses would be deductible, although the same material indicated that the economic benefits of such deductions would flow to FSLIC and not the acquirers. Under these circumstances, acquirers in the 1988/89 transactions regard the deductibility of covered losses as part of the consideration they received in connection with the acquisition of the troubled financial
                 institutions involved in those transactions.   We are
                 cognizant that denying institutions deductions for losses and expenses that are reimbursed by the FDIC will be perceived by some as a repudiation of the government's agreements."

The Secretary of the Treasury also acknowledged:

                 "Although the IRS has never taken a published position allowing these losses, it has issued at least one technical advice memorandum holding that the covered losses and expenses are deductible. In addition, IRS personnel apparently conveyed informally both to FSLIC and to potential acquirers that covered losses and expenses would be deductible."

The Secretary of the Treasury further acknowledged:

                 "Acquirers of troubled thrifts also take comfort from a statement by the Joint Committee on Taxation suggesting that such losses are deductible, even though that statement was made in February 1989 and therefore obviously not relied upon by taxpayers. See Staff of the Joint Committee on Taxation, Current Tax Rules Relating to Financially Troubled Savings and Loan Associations 38-39 (February 16, 1989)."

The Secretary of the Treasury recognized, moreover, that certain acquirors of troubled thrifts obtained private letter rulings confirming deductibility, which the Treasury Report implies will continue to be honored by the Internal Revenue Service of the United States Treasury Department for those favored persons.

         148. Notwithstanding these points as conceded in the Treasury Report, the Secretary of the Treasury formally announced to the Congress:

                 "Nonetheless, the Treasury Department has concluded that assisted institutions should not be allowed to deduct losses and expenses that are reimbursed by the FDIC."

         149. United has continued to file its federal income tax returns on the basis of the exclusion of government assistance payments from income and the deductibility of covered losses and expenses. United has also continued to make the tax benefit payments to defendant FDIC as contemplated by the Assistance Agreement. Thus far, the Internal Revenue Service has not audited United's tax returns and has not disallowed the deductions, despite the Secretary of the Treasury's announcement.

         150. According to Assistance Agreement Section 9(f), plaintiff United is to receive credit for an "appropriate amount" if tax deductions are disallowed, as the Secretary of the Treasury's announcement indicates is likely. Accordingly, plaintiff United requested confirmation of defendant FDIC's performance under this provision, but defendant FDIC has indicated that it will not honor this provision.

                 (20)  Unfounded Claims Regarding Warrants Issued To The
                       FSLIC

         151. Pursuant to the Warrant Agreement, United issued warrants to the FSLIC to purchase up to 158,823 shares of the common stock of United on or before December 29, 2004.

         152. Defendant FDIC has challenged issuances of common stock by United to USAT Holdings, United's parent, for which USAT Holdings has received in total 2,699,725 shares in return for capital contributions of $221,685,999. United's Board of Directors acted properly in each instance when it issued shares to USAT Holdings. Defendant FDIC has no basis, under the Warrant Agreement or otherwise, for challenging the prior actions of United's Board of Directors. Plaintiff USAT Holdings has made other contributions of value to plaintiff United for which shares have not but could have been issued and which should be valued in determining the value of the defendant FDIC's warrants. Defendant FDIC also has no basis, under the Warrant Agreement or otherwise, for claiming that issuance of common stock by plaintiff United in return for capital contributions to plaintiff United, whenever and however made, entitles defendant FDIC to additional warrants or additional compensation in any form whatever.

                          CLAIMS AND RELIEF REQUESTED

                                    COUNT I

                     [Claims Related to Issues (1) and (2)]

                              (1) Forbearances
                              (2) Subordinated Debt

         153. Plaintiffs incorporate herein the allegations contained in paragraphs 1 through 90 of this Complaint.

         154. Defendant Director has incorrectly interpreted FIRREA as requiring him to act contrary to the FSLIC's and the FHLBB's obligations under the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution. Accordingly, defendant Director's failures to perform in accordance with the Capital Forbearance, the Accounting Forbearance and the Subordinated Debt Resolution constitute breaches of contract for which recovery may be obtained from defendant FSLIC Resolution Fund.

         155. Defendant Director's violations of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution have caused, and continue to cause, plaintiffs irreparable injury, for example: (1) uncertainty regarding the capital adequacy standards applicable to plaintiff United, which has interfered with the efficient operation of that enterprise;
(2) the improper application of the more stringent capital adequacy standards of FIRREA, which could subject plaintiff United to heightened risks of severe administrative sanctions for capital deficiency that are unwarranted under the Capital Forbearance and the Accounting Forbearance; (3) causing plaintiff USAT Holdings to issue $110 million of senior debt for exchange with the subordinated debt of plaintiff United, which was unwarranted under the Subordinated Debt Resolution; and (4) forcing plaintiff United to comply with the more stringent capital requirements, which has significantly limited plaintiff United's growth and profitability, to the severe detriment of plaintiffs.

         156. Defendant Director's violations of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution have also deprived the plaintiffs of the benefits of the bargained-for assistance transaction, including the ability to leverage assets against capital as originally bargained for, injuring plaintiffs and causing them incidental and consequential damages as well.

         157. Alternatively, if FIRREA is a supervening event that prevents performance by defendant Director of the terms of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution, Assistance Agreement Section 31 continues in force. Section 31 requires that the parties shall "in good faith, and with their best efforts, cooperate with one another to carry out the purposes of this Agreement as described in this section," including the express purpose "to provide a means by which... the Acquiring Association may receive the benefits and assume the risks contracted for." Moreover, even after FIRREA, the same statutory scheme remains in place, in that all of the FSLIC's powers under Section 406(f) of the National Housing Act remain in force for its successor, the FDIC, so that defendant FDIC is still "guaranteeing" an acquiror "against loss by reason of its... assuming the liabilities and purchasing the assets of [an) insured institution...." Accordingly, if FIRREA is interpreted to prevent defendant Director's compliance with the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution, plaintiffs are entitled both under the Assistance Agreement and in equity to an equitable modification of the Assistance Agreement to put the plaintiffs in as good a position as they would have occupied if the FSLIC and the FHLBB had utilized terms other than the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution under Section 406(f) of the National Housing Act to guarantee plaintiffs against loss by reason of plaintiffs' assuming the liabilities and purchasing the assets of Old United.

         158. In any event, plaintiffs are entitled to damages from defendant FSLIC Resolution Fund for all injuries they have sustained, including incidental and consequential damages, for defendant Director's failures to comply with the terms of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution.

         WHEREFORE, plaintiffs request, in the alternative, that the Court

                 A. If the Court holds that FIRREA does not compel defendant Director's nonperformance of his obligations under the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution,

                 (1) declare that FIRREA does not compel defendant Director's nonperformance of his obligations under the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution, and that the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution remain in full force and effect and are contractually binding on defendants and specifically enforceable by plaintiffs;

          (2) enjoin each of the defendants from dishonoring the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution, and from taking any action contrary thereto;

          (3) award plaintiffs damages, including incidental and consequential damages, from defendant FSLIC Resolution Fund for the injuries suffered by plaintiffs from the breaches of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution;

          (4) award plaintiffs their costs, experts' fees, and attorneys' fees; and

          (5)      grant such further relief as the Court may deem appropriate;

                             Or, In the Alternative

          B. If the Court holds that FIRREA does compel defendant Director's nonperformance of his obligations under the terms of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution,

          (1) declare that FIRREA did not abolish the contractual liabilities of the FSLIC and its successors flowing from the prior exercise of the FSLIC's guarantee-against-loss powers previously appearing in Section 406(f) of the National Housing Act, 12 U.S.C.A. Section 1729(f)(iii) and (iv), and now appearing at Section 13(c)(2)(A)(iii) and (iv) of the FDIC Act, 12 U.S.C.A.
Section 1823(c)(2)(A) (1989), under which the FSLIC was and its successors are authorized to "facilitate" an acquisition such as that made by plaintiffs and to "guarantee" the new owner

"against loss by reason of its merging or consolidating with or assuming the liabilities and purchasing the assets of such insured institution... ";

                 (2) declare the continuing obligation of defendant FDIC under Section 31 of the Assistance Agreement "in good faith, and with [its] best efforts," to cooperate with plaintiffs in carrying out the purpose of this agreement "to provide a means by which" plaintiffs "may receive the benefits and assume the risks contracted for";

                 (3) equitably modify the Assistance Agreement, in light of the supervening inability of defendant Director to perform in compliance with the terms of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution because of FIRREA, to put plaintiffs in as good a position as they would have occupied had the FSLIC and the FHLBB utilized other measures, such as monetary payments, under Section 406(f) of the National Housing Act rather than utilizing the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution, to "guarantee" plaintiff United "against loss by reason of its... assuming the liabilities and purchasing the assets" of Old United;

                 (4) award plaintiffs their costs, "experts' fees, and attorneys' fees; and

                 (5) grant such further relief as the Court may deem appropriate;

                             Or, In the Alternative

                 C. If the Court holds that FIRREA does compel defendant Director's nonperformance of his obligations under the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution and if the Court declines equitably to modify the Assistance
                          Agreement as requested in (B) above,

                 (1) award plaintiffs damages, including incidental and consequential damages, from defendant FSLIC Resolution Fund resulting from nonperformance of the Capital Forbearance, the Accounting Forbearance, and the Subordinated Debt Resolution;

                 (2) award plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (3) grant such further relief as the Court may deem appropriate.

                                    COUNT II

                  [Claims Related to Issues (3) through (18)]


                      (3)     Arbitrary Downward Adjustment To Value Of
                              Covered Assets
                      (4) Threatened Downward Adjustment To The Amount Of Reimbursable Goodwill Previously Determined In Accordance With The Assistance Agreement
                      (5)     Failure To Approve Requests For Asset
                              Dispositions
                      (6) Failure To Pay Reimbursable Goodwill On A Quarterly Basis
                      (7) Failure To Pay Guaranteed Yield On The Full Book Value Of Loans That Became Covered Assets During The Two Year Post Effective Dated Period
                      (8) Failure To Treat Accrued But Uncollected Interest At The Effective Date As A Covered Asset For Purposes Of Yield Maintenance
                      (9) Failure To Pay Yield Maintenance On The Covered Asset Consisting Of The Interest Accrued During The 90-Day Period Prior To Coverage On
                              One-To-Four Family Residential Loans
                      (10)    Threatened Refusal To Pay, Guaranteed Yield On
                              Cash Balances In Covered Subsidiaries
                      (11)    Failure To Treat Federal Home Loan Bank Board
                              Stock As A Covered Asset
                      (12) Disputes Concerning the Scope and Duration of Tax Benefit Sharing
                      (13) Threatened Amendment of the Receivership Income Tax Returns for Old United
                      (14) Refusal To Approve Transfer Of Mortgage Servicing Rights
                      (15) Failure To Follow Quarterly Accounting With Respect To Liquidated Covered Assets
                      (16) Failure To Pay Guaranteed Yield Due As A Result Of Old United's Book Value Errors
                      (17) Demands For Retroactive Effective Dates For Covered Asset WriteDowns
                      (18) Additional Breaches Of And Disputes Under The Assistance Agreement

         159. Plaintiffs incorporate herein the allegations contained in paragraphs 1 through 78 and paragraphs 91 through 146 of this Complaint.

         160. Defendants RTC and FDIC have committed and have threatened to commit breaches of contract as set forth in paragraphs 91 though 146 herein.

         161. Defendants' breaches and threatened breaches as set forth in paragraphs 91 through 146 herein have irreparably injured, are irreparably injuring plaintiffs, and have created unnecessary uncertainty regarding plaintiffs' contractual rights.

         162. Defendant FDIC's breaches as set forth in paragraphs 91 through 146 herein have deprived plaintiffs of the benefits of the bargained-for assistance transaction, causing plaintiffs incidental and consequential damages as well.

         WHEREFORE, plaintiffs respectfully request that the Court

                 (1)      declare that

                          (i) defendant FDIC's downward adjustments in the value of Covered Assets are not authorized by the Assistance Agreement and are in breach of the contract;

                          (ii)    plaintiff United's determination of
                                  Reimbursable Goodwill is in accordance with the Assistance Agreement and therefore is binding on defendant FDIC; that defendant FDIC's prior approval of plaintiff United's determination of Reimbursable Goodwill is binding on defendant FDIC; and that in any event defendant FDIC may not order plaintiff United to adjust the previously approved amount of Reimbursable Goodwill based on a flawed study of an FDIC contractor;

                          (iii) plaintiffs' Specific Requests SW #25-92-096, SW #25-92-087, SW #25-92-165 and SW #25-
                                  92-588 for asset sales are reasonable and must be approved by defendant FDIC;

                          (iv) defendant FDIC's threats concerning its use of the terminal mark provisions of Section 4(e) of the Assistance Agreement to the detriment of plaintiff United are improper,

                          (V) defendants' interpretations of the contract as set forth in paragraphs 103 through 146 of the Complaint are incorrect, and that

                                  (a)      Reimbursable Goodwill must be paid
                                           quarterly;

                                  (b) Guaranteed Yield must be paid on the full book value of loans that became Covered Assets during the two-year post-effective period;

                                  (c)      accrued but uncollected interest at
                                           the effective date must be treated
                                           as a Covered Asset for purposes of
                                           yield maintenance;

                                  (d)      interest accrued during the 90-day
                                           period prior to coverage on
                                           one-to-four family residential loans
                                           must be treated as a Covered Asset
                                           and yield maintenance paid thereon;

                                  (e)      Guaranteed Yield must be paid on
                                           cash balances in Covered
                                           Subsidiaries;

                                  (f)      Federal Home Loan Bank Board Stock
                                           must be treated as a Covered Asset;

                                  (g)      Tax Benefit Items do not include
                                           Reimbursable Goodwill amortization,
                                           the difference between the market
                                           value and the tax basis of Old
                                           United assets, or any other items
                                           not specified in Section 9(a) of the
                                           Assistance Agreement;

                                  (h) United has no obligation to make tax benefit sharing payments with respect to periods after the termination of the Assistance
                                           Agreement;

                                  (i)      defendant FDIC may not unilaterally
                                           benefit itself at plaintiffs'
                                           expense by amending the receivership
                                           income tax returns of Old United;

                                  (j) United may cause UCMC to transfer to United mortgage servicing owned by United or UCMC without defendant FDIC's approval or payment to UCMC;

                                  (k)      the excess of the book value of a
                                           Covered Asset over the proceeds of
                                           the Asset's liquidation remains a
                                           Covered Asset until the end of the
                                           quarter in which the liquidation
                                           occurred;

                                  (l)      Guaranteed Yield must be paid on
                                           Covered Assets in accordance with
                                           the valuations reported by Old

                                           United, even if the valuations are
                                           later determined to be erroneous; and

                                  (m)      approval of requested write-downs
                                           may not be conditioned on
                                           retroactive effective dates;

                 (2) enjoin defendants from taking any actions contrary to the interpretations declared by the Court in (1) above, order specific enforcement of the sections of the Assistance Agreement involved, and require defendants to honor their obligations under the Assistance Agreement, including specifically Section 31 thereof,

                 (3) award plaintiffs damages due to such breaches by defendants set forth in paragraphs 91 through 146 as cannot be completely cured by retroactive specific performance;

                 (4) award plaintiffs the incidental and consequential damages to which they are entitled;

                 (5) award plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (6) grant such further relief as the Court may deem appropriate.

                                   COUNT III

                         [Claims Related to Issue (19)]

                         (19) Repudiation Of Tax Deductibility Of Losses And Threatened Refusal To Make Contract Payments In Lieu Thereof

         163. Plaintiffs incorporate herein the allegations contained in paragraphs 1 through 78 and paragraphs 147 through 150 of this Complaint.

         164. The tax benefits for acquirors that the FSLIC advertised with respect to the Old United were material assumptions of the plaintiffs and the FSLIC in negotiating the financial aspects of the Old United transaction, including the amount of the FSLIC's promissory note, the plaintiffs' capital contributions, and the payment and reimbursement schedules in the Assistance Agreement.

         165. The United States Secretary of the Treasury has declared to Congress the determination of the Treasury Department that "assisted institutions should not be allowed to deduct losses and expenses that are reimbursed by the FDIC." That position will eliminate most of the tax benefits that the plaintiffs and the FSLIC used in their calculations. The disallowance of such benefits in accordance with the Secretary of the Treasury's statement to the United States Congress reveals the mutual mistake of fact by both the plaintiffs and the FSLIC that renders their writings unreflective of their agreement.

         166. The repudiation by the Secretary of the Treasury of the deductibility of losses and expenses reimbursed by the FDIC, as detailed in paragraphs 147 through 150 of this Complaint, threatens plaintiffs with deprivation of the benefit of their bargain. Upon disallowance of such deductions, Section 9(f) of the Assistance Agreement entities plaintiff United to receive debits to its benefit for an "appropriate amount" equal to the monetary benefit to plaintiffs of the disallowed deductions. Defendant FDIC has refused to recognize any obligation to debit plaintiff United with such an "appropriate amount" when the Internal Revenue Service disallows the deductions taken by United in accordance with the Secretary of the Treasury's statement. Defendant FDIC's refusal to make appropriate adjustment for disallowed deductions breaches Assistance Agreement Section 9(f) and defendant FDIC's obligations under Assistance Agreement Section 31 to "in good faith, and with their best efforts, cooperate... to carry out the purposes of this Agreement as described in this section." One of the Section's stated purposes is that plaintiffs "receive the benefits and assume the risks contacted for" in this assisted transaction where defendants utilized powers under Section 406(f) of the National

Housing Act, which authority continues to exist in the FDIC in the virtually identical language in 12 U.S.C.A. Section 1823(c)(2)(A)(iii) and (iv) (West
1989), to "guarantee" plaintiffs "against loss by reason of its... assuming the liabilities and purchasing the assets of Old United.

         167. When the Internal Revenue Service disallows United's deductions in accordance with the Secretary of the Treasury's indication to Congress, under Section 9(f) of the Assistance Agreement plaintiffs are entitled to receive from defendant FDIC an "appropriate amount" equal to plaintiffs' monetary benefit if tax deductibility of losses and expenses reimbursed by the FDIC had occurred as contemplated in the Assistance Agreement. Alternatively, plaintiffs are entitled to obtain an equitable modification of the Assistance Agreement based on the parties' mutual mistake of fact in their articulation of the terms that were used in the Assistance Agreement to "guarantee" plaintiffs "against loss by reason of its... assuming the liabilities and purchasing the assets of" Old United.

         168. In the further alternative, based on defendant FDIC's indication that it will not provide appropriate relief under Assistance Agreement Section 9(f) in lieu of the tax benefits contemplated, and if equitable modification of the Assistance Agreement is not ordered, plaintiffs are entitled to damages, including incidental and consequential damages, for the injuries sustained by them by virtue of the failure of defendant FDIC to accord plaintiffs payments in lieu of tax benefits touted by the FSLIC and promised to plaintiffs to induce the plaintiffs to enter into the Old United transaction.

         169. Furthermore, the "guaranteed amounts" of payments to the FSLIC for tax benefit sharing that were agreed to in Section 9 of the Assistance Agreement were based on the assumption by all parties that losses and expenses reimbursed by the FDIC were tax deductible. The disallowance of such deductions in accordance with the Secretary of the Treasury's statement reveals the mutual mistake of fact by both the plaintiffs and the FSLIC in setting the guaranteed amounts and plaintiff United's making payments there under to defendant FDIC. In the absence of this mutual mistake, the guaranteed amounts would not have been agreed to, and the payments would not have been made.

         WHEREFORE, plaintiffs respectfully request that the Court

                 A. If the Court holds that Section 9 of the Assistance Agreement expressly provides for an appropriate payment in lieu of tax deductibility of losses:

                 (1) declare that Assistance Agreement Section 9(f) requires the payment by defendant FDIC to plaintiff United of an appropriate amount equivalent to the benefits plaintiff United would have received if the tax deductibility of losses and expenses reimbursed by the defendant FDIC had been allowed, at the time that the Internal Revenue Service disallows United's deductions;

                 (2) order the on-going specific performance by defendant FDIC of the Assistance Agreement Section 9(f)'s provision for payment of an "appropriate amount" in lieu of the tax deductibility of losses and expenses reimbursed by the FDIC;

                 (3) enjoin the defendants from taking any action contrary to the interpretation of the Assistance Agreement declared in (1) above;

                 (4) award plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (5) such further relief as the Court may deem appropriate;

                             Or, In the Alternative

                 B. If the Court holds that Section 9 of the Assistance Agreement does not expressly provide for an appropriate payment in lieu of tax deductibility of losses:

                 (1) declare that the disallowances of deductions for losses and expenses reimbursed by the FDIC reveals that the guaranteed amounts agreed to in Section 9 of the Assistance Agreement are the product of a mutual mistake of fact;

                 (2) in light of the mutual mistake of fact by the parties in the articulation of the terms, equitably modify the Assistance Agreement to put plaintiffs in as good a position as they would have occupied had the defendants utilized measures other than those outlined in Section 9(f) of the Assistance Agreement to guarantee plaintiff United against loss by reason of its assuming the liabilities and purchasing the assets of Old United, pursuant to Section 406(b) of the National Housing Act;

                 (3) declare that FIRREA did not abolish the contractual liabilities of the FSLIC and its successors flowing from the prior exercise of the FSLIC's guarantee-against-loss powers previously appearing in Section 406(f) of the National Housing Act, 12 U.S.C.A. Section 1729(f)(iii) and (iv), and now appearing at Section 13(c)(2)(A)(iii) and (iv) of the FDIC Act, 12 U.S.C. Section 1823(c)(2)(A) (West 1989), under which the FSLIC was and its successors are authorized to "facilitate" an acquisition such as that made by plaintiffs and to "guarantee" the new owner "against loss by reason of its merging or consolidating with or assuming the liabilities and purchasing the assets of such insured institution... ";

                 (4) declare the continuing obligation of defendant FDIC under Section 31 of the Assistance Agreement "in good faith, and with their best efforts" to cooperate with plaintiffs in carrying out the purpose of the agreement "to provide a means by which" plaintiffs "may receive the benefits and assume the risks contracted for";

                 (5) award to plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (6) grant such further relief as the Court may deem appropriate;

                                        Or, In the Alternative

                 C. If the Court holds that Section 9 of the Assistance Agreement does not expressly provide for an appropriate payment in lieu of tax deductibility of losses, and refuses equitable modification:

                 (1) award plaintiffs damages, including incidental and consequential damages, caused by defendant FDIC's failure to provide payments in lieu of the tax benefits touted by the FSLIC to induce plaintiffs to enter into the Old United acquisition;

                 (2) award plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (3) grant such further relief as the Court may deem appropriate.

                                    COUNT IV

                         [Claims Related to Issue (20)]

                         (20)  Claims Regarding Warrants

         170. Plaintiffs incorporate herein the allegations contained in paragraphs 1 through 78 and paragraphs 151 and 152 of this Complaint.

         171. Defendant FDIC's baseless challenges to United's issuances of common stock to USAT Holdings have created unnecessary uncertainty about the percentage of outstanding United common stock represented by the warrants issued under the Warrant Agreement. This uncertainty has a highly disruptive effect on the ability of plaintiffs to capitalize United properly and to chart its future.

         WHEREFORE, plaintiffs request that the Court

                 (1) declare that defendant FDIC has no rights under the Warrant Agreement or otherwise that have been violated by United's issuances of common stock to USAT Holdings;

                 (2) declare the percentage of plaintiff United's common stock represented by the warrants issued under the Warrant Agreement, based on plaintiff USAT Holdings' contributions of capital to plaintiff United;

                 (3) declare that defendant FDIC is not entitled to any anti-dilution adjustment under the Warrant Agreement or otherwise from any issuance of common stock by plaintiff United in exchange for a contribution of capital to plaintiff United;

                 (4) award plaintiffs their costs, experts' fees, and attorneys' fees; and

                 (5) grant such further relief as the Court may deem appropriate.

                                    COUNT V

                      [Alternative to Counts I through IV]

                       [Taking Without Just Compensation]

         172. Plaintiffs incorporate herein the allegations contained in paragraphs 1 through 171 of this Complaint.

         173. If, contrary to plaintiffs' position taken in Counts I through IV, FIRREA is held to have abrogated the Capital Forbearance, the Accounting Forbearance and the Subordinated Debt Resolution, and to have authorized defendants' conduct toward plaintiffs and defendants' conduct in regard to the Assistance Agreement, or any of them, without relief to plaintiffs by way of specific performance, by way of equitable modification of the Assistance Agreement or by way of damages, then the enactment of FIRREA constitutes a taking of plaintiffs' property without just compensation or provision therefor under the United States Constitution. Plaintiffs are therefore entitled either to an injunction against enforcement of FIRREA as unconstitutional or an award of just compensation under the Fifth Amendment to the United States Constitution for the taking of plaintiffs' property.

         WHEREFORE, plaintiffs respectfully request, in the alternative to Counts I through IV above, that this Court either

                  (1) enjoin enforcement of FIRREA in the particulars set forth in this Complaint on ground of its unconstitutionality,

                                        or

                 (2) award just compensation for the taking of plaintiffs' property by virtue of the enactment of FIRREA, in the exercise of this Court's supplemental jurisdiction;

                 (3) award plaintiffs their costs, experts' fees, and attorneys' fees;

                                        and

                 (4) grant such further relief as the Court may deem appropriate.

JURY DEMAND

         174.    Plaintiffs demand a trial by jury.

                                        Respectfully submitted,


                                              /s/ HARRY M. REASONER
                                              ----------------------------------
                                              Harry M. Reasoner
                                                Attorney-in-Charge
                                                S.D. Texas No. 538
                                              Ky P. Ewing, Jr.
                                                Unified D.C. Bar No. 41285
                                              John D. Taurman
                                                S.D. Texas No. 10426

                                              VINSON & ELKINS, L.L.P.
                                              3300 First City Tower
                                              1001 Fannin
                                              Houston, Texas 77002-6760
                                              (713) 758-2222

                                              John S. McEldowney
                                              GREER, HERZ & ADAMS
                                              One Moody Plaza
                                              Galveston, Texas 77550-7998
                                              (409) 765-5525

                                              Attorneys for the Plaintiffs











Date: August 3, 1993